EXHIBIT 99.4

INDEX TO FINANCIAL STATEMENTS AND

FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Prospect Medical Holdings, Inc.

Los Angeles, California

We have audited the accompanying consolidated balance sheet of Prospect Medical Holdings, Inc. (the “Company”) as of September 30, 2008 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prospect Medical Holdings, Inc. as of September 30, 2008, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule listed in the accompanying index, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the year ended September 30, 2008.

As discussed in Note 2 to the consolidated financial statements, effective October 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109.”

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, in March 2009 the Company’s lenders declared the Company in technical default of certain of its debt covenants, resulting in a significant negative impact on the Company’s working capital position. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/BDO SEIDMAN, LLP

Costa Mesa, California

December 24, 2008, except Note 1 as to which the date is July 3, 2009

Report of Independent Registered Public Accounting Firm

Board of Directors

Prospect Medical Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Prospect Medical Holdings, Inc. (the “Company”) as of September 30, 2007 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15 for the year ended September 30, 2007. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prospect Medical Holdings, Inc. at September 30, 2007, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ERNST & YOUNG LLP

Los Angeles, California

May 28, 2008, except Notes 4, 8 and 15

as to which the date is December 24, 2008

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$33,582,686	$22,094,693
Investments, primarily restricted certificates of deposit	637,213	636,592
Patient accounts receivable, net of allowance for doubtful accounts of $3,890,762 and $4,447,364 at September 30, 2008 and 2007	18,314,495	15,840,292
Government program receivables	4,365,063	4,273,944
Risk pool receivables	337,948	179,184
Other receivables	2,598,466	2,111,214
Third party settlements	216,198	—
Notes receivable, current portion	224,063	59,072
Refundable income taxes	2,653,634	5,041,272
Deferred income taxes, net	5,788,068	3,394,872
Prepaid expenses and other	4,235,925	3,763,743
Assets—discontinued operations	—	788,636
Total current assets	72,953,759	58,183,514
Property, improvements and equipment:
Land and land improvements	18,452,000	18,452,000
Buildings	22,233,000	22,233,000
Leasehold improvements	1,504,656	1,418,355
Equipment	10,627,945	9,494,121
Furniture and fixtures	912,622	957,482
	53,730,223	52,554,958
Less accumulated depreciation and amortization	(7,911,229)	(4,411,690)
Property, improvements and equipment, net	45,818,994	48,143,268
Notes receivable, long term portion	238,334	490,260
Deposits and other assets	778,343	776,282
Deferred financing costs	661,481	7,430,636
Goodwill	128,877,234	129,121,934
Other intangible assets, net	47,739,873	51,989,017
Total assets	$297,068,018	$296,134,911

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

 (continued)

	September 30, 2008	September 30, 2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$20,480,380	$21,405,960
Accounts payable and other accrued liabilities	16,295,770	14,424,173
Third-party settlements	—	1,034,170
Accrued salaries, wages and benefits	11,256,563	6,578,924
Current portion of capital leases	340,681	355,966
Current portion of long-term debt	12,100,000	8,000,000
Other current liabilities	107,181	1,250,414
Liabilities—discontinued operations	—	2,727,683
Total current liabilities	60,580,575	55,777,290
Long-term debt, less current portion	131,920,730	138,750,000
Deferred income taxes, net	24,433,362	28,669,304
Malpractice reserve	786,000	645,000
Capital leases, net of current portion	442,191	644,058
Interest rate swap liability	6,013,168	1,934,016
Other long-term liabilities	—	100,000
Total liabilities	224,176,026	226,519,668
Minority interest	80,664	79,486
Commitments, Contingencies and Subsequent Event
Shareholders’ equity:
Preferred stock, $0.01 par value 5,000,000 shares authorized, 1,672,880 issued and outstanding at September 30, 2007	—	16,728
Common stock, $0.01 par value; 40,000,000 shares authorized; 20,508,444 and 11,402,567 shares issued and outstanding at September 30, 2008 and 2007	205,084	114,025
Additional paid-in capital	93,407,031	89,751,225
Accumulated other comprehensive loss	(4,917,384)	(255,253)
Accumulated deficit	(15,883,403)	(20,090,968)
Total shareholders’ equity	72,811,328	69,535,757
Total liabilities and shareholders’ equity	$297,068,018	$296,134,911

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,
	2008	2007
Revenues:
Managed care revenues	$202,843,721	$146,975,969
Net patient revenues	126,692,318	15,583,040
Total revenues	329,536,039	162,559,009
Operating expenses:
Managed care cost of revenues	158,907,312	119,656,864
Hospital operating expenses	84,352,583	10,699,194
General and administrative	57,398,897	31,896,776
Depreciation and amortization	7,788,950	2,996,555
Impairment of goodwill and intangibles	—	27,512,420
Total operating expenses	308,447,742	192,761,809
Operating income from unconsolidated joint venture	2,562,839	2,663,544
Operating income (loss)	23,651,136	(27,539,256)
Other (income) expense:
Investment income	(615,717)	(1,096,552)
Interest expense and amortization of deferred financing costs	22,340,749	5,048,917
(Gain) loss on value of interest rate swap arrangements	(3,095,549)	868,480
Loss on debt extinguishment	8,308,466	—
Total other expense, net	26,937,949	4,820,845
Loss from continuing operations before income taxes	(3,286,813)	(32,360,101)
Income tax benefit	(1,326,583)	(8,912,953)
Loss from continuing operations before minority interest	(1,960,230)	(23,447,148)
Minority interest	1,176	10,039
Loss from continuing operations	(1,961,406)	(23,457,187)
Income (loss) from discontinued operations, net of tax (Note 4)	6,168,971	(10,019,564)
Net income (loss) before preferred dividends	4,207,565	(33,476,751)
Dividends to preferred stockholders	(6,759,571)	(1,122,319)
Net loss attributable to common stockholders	$(2,552,006)	$(34,599,070)
Per share data:
Net income (loss) per share attributable to common stockholders:
Basic and Diluted:
Continuing operations	$(0.68)	$(2.90)
Discontinued operations	$0.48	$(1.18)
Net loss attributable to common stockholders	$(0.20)	$(4.08)

The accompanying notes are an integral part of the consolidated financial statements

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Class A Common Stock Number of Shares	Common Stock	Preferred Shares	Preferred Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total, Net
Balance at September 30, 2006	7,186,977	$71,869	—	$—	$20,345,805	$—	$13,385,783	$33,803,457
Options exercised	565,973	5,660	—	—	1,410,978	—	—	1,416,638
Stock-based compensation	—	—	—	—	509,235	—	—	509,235
Stock issued for ProMed acquisition	1,543,237	15,432	—	—	6,944,568	—	—	6,960,000
Stock issued for Alta acquisition	1,887,136	18,871	1,672,880	16,728	60,994,685	—	—	61,030,284
Refund of fractional shares	(131)	(1)	—	—	(590)	—	—	(591)
Accrued dividends on preferred stock	—	—	—	—	(1,122,319)	—	—	(1,122,319)
Tax benefit of options exercised	—	—	—	—	(115,105)	—	—	(115,105)
Warrants exercised	219,375	2,194	—	—	783,968	—	—	786,162
Comprehensive loss:
Net loss before preferred dividends	—	—	—	—	—	—	(33,476,751)	(33,476,751)
Unrealized losses on cash flow hedges (net of income tax effect of $168,997)	—	—	—	—	—	(255,253)	—	(255,253)
Subtotal—comprehensive loss	—	—	—	—	—	(255,253)	(33,476,751)	(33,732,004)
Balance at September 30, 2007	11,402,567	114,025	1,672,880	16,728	89,751,225	(255,253)	(20,090,968)	69,535,757
Accrued dividends on preferred stock	—	—	—	—	(6,759,571)	—	—	(6,759,571)
Conversion of preferred stock	8,364,400	83,644	(1,672,880)	(16,728)	(66,916)	—	—	—
Forgiveness of dividends to preferred stockholders	—	—	—	—	7,881,890	—	—	7,881,890
Options exercised	380,000	3,800	—	—	1,196,200	—	—	1,200,000
Restricted Stock	30,000	300			74,700			75,000
Stock-based compensation	133,333	1,334	—	—	1,367,484	—	—	1,368,818
Warrants exercised	198,144	1,981	—	—	(1,981)	—	—	—
Sale of the AV Entities	—	—	—	—	(36,000)			(36,000)
Comprehensive loss:
Net income before preferred dividends	—	—	—	—	—	—	4,207,565	4,207,565
Unrealized losses on cash flow hedges (net of income tax effect of $3,172,568)	—	—	—	—	—	(4,662,131)	—	(4,662,131)
Subtotal—comprehensive loss	—	—	—	—	—	(4,662,131)	4,207,565	(454,566)
Balance at September 30, 2008	20,508,444	$205,084	—	$—	$93,407,031	$(4,917,384)	$(15,883,403)	$72,811,328

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2008	2007
Operating activities:
Net income (loss) before preferred dividends	$4,207,565	$(33,476,751)
Adjustments to reconcile net income (loss) before preferred dividends to net cash provided by operating activities:
Depreciation and amortization	7,788,950	2,996,555
Amortization of deferred financing costs	800,557	1,140,568
Loss on debt extinguishment	8,308,466	—
Provision for bad debts	5,887,976	1,018,745
Gain on sale of assets	65,407	—
Pretax gain on sale of AV Entities	(7,014,211)	—
Payment-in-kind interest expense	219,679	—
Deferred income taxes, net	(2,992,241)	(7,265,208)
Amortization of other accumulated comprehensive income related to interest swap arrangements	491,492	—
(Gain) loss on interest rate swap arrangements	(3,587,040)	868,480
Stock based compensation	1,443,818	509,235
Excess benefits from options exercised	—	115,105
Impairment of goodwill and identifiable intangibles	—	27,512,420
Loss from discontinued operations	431,186	10,019,564
Changes in assets and liabilities, net of effect of assets acquired and liabilities assumed in purchase transactions:
Risk pool receivables	(158,764)	1,835,332
Patient and other receivables	(9,108,923)	517,761
Prepaid expenses and other current assets	(472,183)	238,255
Refundable income taxes and taxes payable	2,387,639	(935,293)
Deposits and other assets	(2,061)	(252,418)
Accrued medical claims and other health care costs payable	(925,580)	4,738,435
Accounts payable and other accrued liabilities	5,039,729	(3,015,265)
Net cash provided by operating activities from discontinued operations	(546,279)	259,324
Net cash provided by operating activities	12,265,182	6,824,844
Investing activities:
Purchase of property, improvements and equipment	(1,103,940)	(916,413)
Decrease in note receivable	39,110	40,510
Cash paid for acquisitions, net of cash received	325,588	(128,074,804)
Capitalized expenses related to acquisitions	(80,887)	(1,495,032)
(Increase) decrease in restricted certificates of deposit	(621)	229,652
Other investing activities	1,176	(2,395)
Net cash provided by (used in) investing activities from discontinued operations	5,185,354	(6,246)
Net cash provided by (used in) investing activities	4,365,780	(130,224,728)
Financing activities:
Borrowings from term loans	—	193,000,000
Cash paid for deferred financing costs	(729,451)	(7,809,728)
Borrowings on line of credit	17,750,000	3,000,000
Repayments on line of credit	(13,750,000)	(2,500,000)
Repayments of long-term debt	(9,219,366)	(10,854,199)
Repayments of capital leases	(394,152)	(52,008)
Repayment of ProMed acquisition debt	—	(48,000,000)
Proceeds from exercises of stock options and warrants	1,200,000	2,202,801
Excess benefits from options exercised	—	(115,105)
Payment of fractional shares	—	(591)
Net cash (used in) provided by financing activities	(5,142,969)	128,871,170
Net increase in cash and cash equivalents	11,487,993	5,471,286
Cash and cash equivalents at beginning of year	22,094,693	16,623,407
Cash and cash equivalents at end of year	$33,582,686	$22,094,693

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Year ended September 30,
	2008	2007
Supplemental disclosure of cash flow information
Details of businesses acquired:
Fair value of assets acquired	$—	$263,287,599
Liabilities assumed or created	—	(129,503,025)
Less cash acquired	—	(5,709,770)
Net cash paid for acquisition(s)	$—	$128,074,804
Equipment acquired under capital lease	$177,077	$—
Accrued dividend to preferred shareholders	$6,759,571	$1,122,319
Forgiveness of accrued dividend by preferred shareholders	$7,881,890	$—
Interest paid	$20,194,265	$4,175,888
Income taxes paid	$1,300,000	$1,011,148

The accompanying notes are an integral part of the consolidated financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

Prospect Medical Holdings, Inc. (“Prospect,” or the “Company”) is a Delaware corporation. Prior to the August 8, 2007 acquisition of Alta Healthcare System, Inc. (“Alta”), the Company was primarily engaged in providing management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics. With the acquisition of Alta, the Company now also owns and operates four community-based hospitals in Southern California and its operations are now organized into three primary reportable segments, IPA Management and Hospital Services, as discussed below, and Corporate.

Liquidity and Recent Operating Results

During fiscal 2008 and 2007, the Company reported operating losses within its IPA Management segment. As discussed in Notes 4 and 9, in fiscal 2008, the Company recorded an $8.3 million non-cash loss on debt extinguishment, which was offset by a $3.1 million non-cash gain on interest rate swaps and a $7 million gain on divestiture related to its discontinued operations. In the fourth quarter of fiscal 2007, the Company recorded a non-cash impairment charge of approximately $38.8 million ($27.5 million in continuing operations, $11.3 million in discontinued operations) to write off goodwill and intangibles related to legacy (i.e. non ProMed) IPA entities, which resulted in overall losses in the Company’s IPA Management operations. Any future improvement of the Company’s core operations and the successful integration of its newly acquired subsidiaries have required and will continue to require significant investment and management attention. Management is reviewing its operations to improve profitability and efficiency and to reduce costs, which may include the divestiture of non-strategic assets (see Note 4)

Management has implemented a plan to improve the operating results of the legacy IPA Management operation, including measures to retain enrollment, increase health plan reimbursement and reduce medical and operating costs.  However, there can be no assurance that the Company’s operational improvement efforts will have a successful outcome.

As discussed in Note 9, the Company is subject to certain financial and administrative covenants, cross default provisions and other conditions required by the credit agreements with its lenders, including a maximum senior debt/EBITDA ratio, a minimum fixed charge coverage ratio and, effective May 15, 2008, a minimum EBITDA level.  While the Company has met all debt service requirements timely, it did not comply with certain financial and administrative covenants as of September 30, 2007, December 31, 2007 and March 31, 2008.  The Company and its lenders entered into a series of forbearance agreements and on May 15, 2008, the credit agreements were formally modified to waive past defaults, amend certain covenant provisions prospectively and make changes to the interest rates and payment terms.  These changes resulted in a substantial modification to the credit facilities, which was accounted for as an extinguishment of the existing debt during the quarter ended June 30, 2008, with the modified debt recorded as new debt.

The Company has met all of the May 15, 2008 amended financial covenant provisions for all subsequent reporting periods and continues to meet all debt service requirements on a timely basis.  However, on March 19, 2009, the Company received notices from its lenders asserting that the Company was in default of a requirement to sell certain assets by a specified date.  Additionally, on April 17, 2009, the Company received notices from its lenders asserting that the Company’s April 14, 2009 increase in ownership of Brotman Medical Center, Inc.  (“Brotman”) violated certain provisions of the amended credit agreements.  On April 14, 2009, the U.S. Bankruptcy Court had confirmed and declared the Second Amended Chapter Plan of Reorganization of Brotman effective.  Effective on such date, the Company acquired an additional 38.86% ownership interest in Brotman, which brought its total ownership to 71.96%, in exchange for an additional investment of $1.8 million plus a commitment to invest an additional $0.7 million within six months thereafter.

Based on such notices of default, the Company has classified all amounts due under the credit agreements as current, due on demand at March 31, 2009.  Also, due to cross default provisions, the Company’s liability under its interest rate swap facility was also classified as current at March 31, 2009.  The lenders also began assessing default interest (additional 2% per annum) effective with the first asserted event of default on March 19, 2009.  While the Company continued to strongly dispute the lenders’ characterization of the alleged non-monetary defaults, the Company engaged in discussions that led to the temporary resolution reflected in the Fourth Amendment to the First Lien Credit Agreement and the Fourth Amendment to the Second Lien Credit Agreement, each dated as June 30, 2009.  In the amendments, the lenders waived all of the alleged events of default.  However, the amendments also require that the Company repay the existing credit facilities in full by October 31, 2009.  Accordingly, as of September 30, 2008 the debt amounts due beyond one year and the interest rate swap facility continue to be classified as noncurrent. While the Company is currently in negotiations with certain parties regarding a senior secured debt offering that would fulfill that requirement, no assurances can be made that the offering will be successful or that an alternative credit facility will be arranged in time to meet the repayment deadline.  If the Company fails to meet the deadline, it will be in default under the credit facilities, which could negatively impact its liquidity and its ability to operate, and raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Business (Continued)

IPA Management

The IPA Management segment is a health care management services organization that provides management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics. The affiliated physician organizations enter into agreements with health maintenance organizations (“HMOs”) to provide enrollees of the HMOs with a full range of medical services in exchange for fixed, prepaid monthly fees known as “capitation” payments. The IPAs contract with physicians (primary care and specialist) and other health care providers to provide all of their medical services. As discussed below and in Note 4, effective August 1, 2008, the Company sold the AV Entities to a third party for total consideration of $8 million. Prospect currently manages the provision of prepaid health care services for its affiliated physician organizations in Southern California. The network consists of the following physician organizations as of September 30, 2008 (each, an “Affiliate”):

Prospect Medical Group, Inc. (PMG)

Santa Ana-Tustin Physicians Group, Inc. (SATPG)

Prospect Health Source Medical Group, Inc. (PHS)

Prospect Professional Care Medical Group, Inc. (PPM)

Prospect NWOC, Inc. (PNW)

Starcare Medical Group, Inc. (PSC)

APAC Medical Group, Inc. (APA) (Inactive)

Nuestra Famila Medical Group, Inc. (Nuestra)

AMVI/Prospect Health Joint Venture (AMVI/Prospect)

Genesis HealthCare of Southern California (Genesis)

Pomona Valley Medical Group (PVMG)*

Upland Medical Group (UMG)*

* PVMG and UMG are collectively referred to as ProMed

These Affiliates are managed by the following two medical management company subsidiaries that are wholly-owned by PMH:

Prospect Medical Systems (PMS)

ProMed Health Care Administrators, Inc. (PHCA)

As discussed in Note 4, effective August 1, 2008, the Company entered into a Stock Purchase Agreement (“SPA”), whereby it sold all of the issued and outstanding stock of Sierra Medical Management, Inc. (“SMM”) and all of the issued and outstanding stock of Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (the “AV

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Business (Continued)

Entities”). The results of operations of the AV Entities have been classified as discontinued operations for all periods presented and are excluded from the disclosures herein.

All of the Affiliates are wholly-owned by PMG, with the exception of Nuestra, which is 55% owned by PMG and AMVI/Prospect which is a 50/50 Joint Venture between AMVI and PMG. PMG is owned by a nominee physician shareholder. The results of all of these entities, with the exception of AMVI/Prospect, are consolidated in the accompanying Consolidated Financial Statements.

The AMVI Joint Venture was formed for the sole purpose of combining enrollment in order to meet minimum enrollment levels required for participation in the CalOPTIMA Medicaid (Medi-Cal in California) program in Orange County, California. The joint venture ownership is set at 50/50 to prevent either party from exerting control over the other; however, AMVI and Prospect’s businesses are operated autonomously, and enrollees, financial results and cash flows are each separately tracked and recorded. In accordance with the joint venture partnership agreement, profits and losses are not split in accordance with the partnership ownership interest, but rather, are directly tied to the results generated by each separate portion of the business. Separate from any earnings the Company generates from their portion of business within the joint venture, the Company also earns fees for management services they provide to their partner in the joint venture. The Company accounts for their interest in the joint venture partnership using the equity method of accounting. The Company includes in the financial statements only the net results attributable to those enrollees specifically identified as assigned to the Company, together with the management fee that they charge for managing those enrollees specifically assigned to the other joint venture partner. Note 14 contains summarized unaudited financial information for the joint venture.

Prospect Medical Systems, one of the Company’s management company subsidiaries (“PMS”), has entered into an assignable option agreement with PMG and the nominee physician shareholder of PMG. Under the assignable option agreement, Prospect acquired an assignable option for a nominal amount from PMG and the nominee shareholder to purchase all or part of PMG’s assets (the Asset Option) and the right to designate the purchaser (successor physician) for all or part of PMG’s issued and outstanding stock held by the nominee physician shareholder (the Stock Option) in its sole discretion. The Company may also assign the assignable option agreement to any person. The assignable option agreement has an initial term of 30 years and is automatically extended for additional terms of 10 years each, as long as the term of the related management services agreement described below (the Management Agreement) is automatically extended. Upon termination of the Management Agreement with PMG, the related Asset Option and Stock Option are automatically and immediately exercised. The Asset and Stock Options may be exercised separately or simultaneously for a purchase price of $1,000 each. Under these nominee shareholder agreements, Prospect has the unilateral right to establish or effect a change of the nominee, at will, and without the consent of the nominee, on an unlimited basis and at nominal cost throughout the term of the Management Agreement. In addition to the Management Agreement with PMG, Prospect, through one of its management company subsidiaries, has a management agreement with each Affiliate. The term of the Management Agreements is generally 30 years. PMG is the nominee shareholder of SATPG, PHS, PPM, PNW, PSC, APA, Nuestra (as to a 55% interest), Genesis, PVMG, and UMG.

The Company’s Affiliates have each entered into a Management Agreement whereby the Affiliate has agreed to pay a management fee to PMS or PHCA, as applicable (each of which is a wholly-owned subsidiary of Prospect). The fee is based in part on the costs to the management company and on a

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Business (Continued)

percentage of revenues the Affiliate receives (i) for the performance of medical services by the Affiliate’s employees and independent contractor physicians and physician extenders, (ii) for all other services performed by the Affiliates, and (iii) as proceeds from the sale of assets or the merger or other business combination of the Affiliates. The management fee also includes a fixed fee for marketing and public relations services. The revenue from which this fee is determined includes medical capitation, all sums earned from participation in any risk pools and all fee-for-service revenue earned. Except in the case of Nuestra and AMVI/Prospect, the Management Agreements have initial terms of 30 years, renewable for successive 10-year periods thereafter, unless terminated by either party for cause. In the case of Nuestra, its Management Agreement has an initial 10 year term renewable for successive 1 year terms. In the case of AMVI/Prospect, its Management Agreement has a 1 year term with successive 1 year renewal terms. In return for payment of the management fee, Prospect has agreed to provide financial management, information systems, marketing, advertising, public relations, risk management, and administrative support, including for utilization review and quality of care. The Company has exclusive decision-making authority with respect to the establishment and preparation of operating and capital budgets, and the establishment of policies and procedures for the Affiliates, and makes recommendations for the development of guidelines for selection and hiring of health care professionals, compensation payable to such personnel, scope of services to be provided, patient acceptance policies, pricing of services, and contract negotiation and execution. At its cost, Prospect has assumed the obligations for all facilities, medical and non-medical supplies, and employment of non-physician personnel of its affiliated medical clinics.

The management fee earned by Prospect fluctuates based on the profitability of each wholly-owned Affiliate. Prospect is allocated a 50% residual interest in all profits after the first 8% of the profits or a 50% residual interest in the losses of the Affiliate, after deduction for costs to the management company and physician compensation. The remaining balance is retained by the Affiliates. Supplemental management fees are periodically negotiated where significant incremental efforts and expense have been incurred by Prospect on behalf of the Affiliates.

The Management Agreements are not terminable by the Affiliates except in the case of gross negligence, fraud or other illegal acts of Prospect, or bankruptcy of the Company. Through the Management Agreements and the Company’s relationship with the nominee shareholder of each Affiliate, Prospect has exclusive authority over all decision-making related to the ongoing major or central operations of the physician practices. The Company, however, does not engage in the practice of medicine.

Further, Prospect’s rights under the Management Agreements are unilaterally salable or transferable. Based on the provisions of the Management Agreements and the assignable option agreement with PMG, Prospect has determined that it has a controlling financial interest in the Affiliates. Consequently, under applicable accounting principles, Prospect consolidates the revenues and expenses of all the Affiliates except AMVI/Prospect from the respective dates of execution of the Management Agreements. All significant inter-entity balances have been eliminated in consolidation. In the case of AMVI/Prospect, only that portion of the results which are contractually identified as Prospect’s are recognized in the financial statements, together with the management fee that the Company charges AMVI for managing AMVI’s share of the joint venture operations.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Business (Continued)

As of September 30 Prospect managed health care services is comprised of the following number of enrollees under contracts with various health plans:

	Commercial	Senior	MediCal	Total
2007	169,700	22,600	28,500	220,800
2008	144,700	21,900	27,400	194,000

Hospital Services

Alta Healthcare System, Inc. (“Alta”), acquired on August 8, 2007, is a wholly-owned subsidiary of Prospect Medical Holdings, Inc. Alta owns and operates (i) Alta Hollywood Hospitals, Inc., a California corporation, dba Hollywood Community Hospital and Van Nuys Community Hospital; and (ii) Alta Los Angeles Hospitals, Inc., a California corporation dba Los Angeles Community Hospital and Norwalk Community Hospital. Alta and its subsidiaries (collectively, the “Hospital Services segment”) own and operate four hospitals in the greater Los Angeles area with a combined 339 licensed beds served by 351 on-staff physicians. Each of the three hospitals in Hollywood, Los Angeles and Norwalk offers a comprehensive range of medical and surgical services, including inpatient, outpatient, skilled nursing and urgent care services. The hospital in Van Nuys provides acute inpatient and outpatient psychiatric services on a voluntary basis. Admitting physicians are primarily practitioners in the local area. The hospitals have payment arrangements with Medicare, Medi-Cal and other third-party payers, including commercial insurance carriers, health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”).

2. Significant Accounting Policies

Basis of Presentation

The Company consolidates all controlled subsidiaries, which control is effectuated through ownership of voting common stock or by other means. The subsidiaries which have been consolidated under Emerging Issues Task Force No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Agreements” (EITF 97-2), would also be consolidated under the provisions of Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46). The underlying entities (subsidiaries) have been determined to be variable interest entities due to the existence of a call option under which the Company has the ability to require the holders of all of the voting common stock of the underlying subsidiaries to sell their shares at a fixed nominal price ($1,000) to another designated physician chosen by the Company. This call option agreement represents rights provided through a variable interest other than the equity interest itself that caps the returns that could be earned by the equity holders. In addition, the Company has a management agreement with the subsidiaries and the holders of the voting common stock of the subsidiaries which allows the Company to direct all of the activities of the subsidiaries, retain all of the economic benefits and assume all of the risks associated with ownership of the subsidiaries. In this manner, the Company has all of the economic benefits and risks associated with the subsidiaries, but has disproportionately few voting rights (based on the terms of the equity). Substantially all of the activities of the subsidiaries are conducted on behalf of the Company and, as such, the subsidiaries are variable interest entities due to the fact that they violate the anti-abuse clause provisions in FIN 46. As the Company retains all of

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

the economic benefits and assumes all of the risks associated with ownership of the subsidiaries, the Company is considered to be the primary beneficiary of the activities of the subsidiaries. As a result, the Company must consolidate the underlying subsidiaries under FIN 46. All significant intercompany transactions have been eliminated in consolidation.

Discontinued Operations

As discussed in Note 4, effective August 1, 2008, the Company entered into a Stock Purchase Agreement (“SPA”), whereby it agreed to sell all of the issued and outstanding stock of certain of its subsidiaries, including Sierra Medical Management (“SMM”), Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., (collectively, the “AV Entities”) to a third party. As required by the Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities of the AV Entities and their operations have been presented in the consolidated financial statements as discontinued operations for all periods presented. All prior year amounts have been reclassified in accordance with SFAS No. 144 provision. All references to operating results reflect the ongoing operations of the Company, excluding the AV Entities unless otherwise noted.

Revenues and Cost Recognition

Revenues by reportable segment are comprised of the following amounts:

	Year ended September 30,
	2008	2007
IPA management(1)
Capitation	$200,716,947	144,896,040
Management fees	553,040	697,101
Other	1,573,734	1,382,828
Total revenues: IPA management	$202,843,721	146,975,969
Hospital services(2)
Inpatient	$118,218,782	$14,198,911
Outpatient	6,667,829	1,055,614
Other	1,805,707	328,515
Total revenues: Hospital services	$126,692,318	$15,583,040
Total revenues	$329,536,039	162,559,009

(1) ProMed revenues have been included in the accompanying consolidated revenues since its June 1, 2007 acquisition date.

(2) The Company did not have a Hospital Services segment prior to the acquisition of Alta on August 8, 2007. Alta revenues have been included in the Company’s consolidated revenues since its acquisition date.

The Company presents segment information externally the same way management uses financial data internally to make operating decisions and assess performance. With the acquisition of Alta

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Healthcare System, Inc. in August 2007, the Company’s operations are now organized into three reporting segments: (i) IPA management, (ii) Hospital services and (iii) Corporate (see Note 15).

IPA Management Segment

Managed Care Revenues

Operating revenue of the IPA Management Segment consists primarily of payments for medical services provided by the Affiliates under capitated contracts or fee-for-service arrangements with various managed care providers including HMOs. Capitation revenue under HMO contracts is prepaid monthly to the Affiliates based on the number of enrollees electing any one of the Affiliates as their health care provider. See “Concentrations of Credit Risks” below for revenues received from the five largest contracted HMOs.

Capitation revenue (net of capitation withheld to fund risk share deficits discussed below) is recognized in the month in which the Affiliates are obligated to provide services. Minor ongoing adjustments to prior months’ capitation, primarily arising from contracted HMOs’ finalizing of monthly patient eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to the Company. Additionally, in calendar 2004, Medicare began a four year phase-in of a revised capitation model for managed care beneficiaries. Previously, monthly capitation revenue was based on age, sex and location determined prospectively and was not subject to adjustments. Under the revised payment model referred to as the “Risk Adjustment model,” Medicare compensates managed care organizations and providers based on the health status (acuity) of each individual enrollee. Health plans and providers with higher acuity enrollees will receive more and those with healthier enrollees will receive less. The four year phase-in period is now complete. Under Risk Adjustment, capitation is determined based on health severity, measured using patient encounter data. Capitation is paid on an interim basis based on data submitted for the enrollee for the preceding year and is adjusted in subsequent periods (generally in the fourth quarter) after the final data is compiled. Positive or negative capitation adjustments are made for seniors with conditions requiring more or less healthcare services than assumed in the interim payments. Since the Company does not currently have the ability to reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized in the year to which they relate, generally in the fourth quarter, when those changes are communicated by the health plans to the Company. The Company received and recorded as an addition to revenue, approximately $1.6 million and $1.5 million in positive capitation risk adjustments in the fourth quarter of fiscal 2008 and 2007, primarily pertaining to services for each respective year.

HMO contracts also include provisions to share in the risk for hospitalization, whereby the Affiliate can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Except for two contracts, representing a small percentage of the Company’s enrollees, where the Company is contractually obligated for downside risk, any shared risk deficits are not payable until and unless the Company generates future risk sharing surpluses, or if the HMO withholds a portion of the capitation revenue to fund any risk share deficits. At the termination of the HMO contract, any accumulated risk share deficit is typically extinguished. Due to the lack of access to timely inpatient utilization information and the difficulty in estimating the related costs, shared-risk amounts receivable from the HMOs are recorded when such amounts are known. Risk pools for the prior contract years are generally final settled in the third or fourth quarter of the following fiscal year. In fiscal 2008 and

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

2007, managed care revenues include approximately $472,000 and ($1,000,000), respectively, of additional (reduction in) revenues due to favorable (unfavorable) settlements on prior year risk-sharing arrangements. At September 30, 2008 and 2007, contingent liabilities for carry-forward risk-pool deficits expected to be forgiven, or offset against future surpluses were $2,646,820 and $1,664,564, respectively, based on the available information from the health plans.

In addition to risk-sharing revenues, the Company also receives incentives under “pay-for-performance” programs for quality medical care based on various criteria. These incentives, which are included in other revenues, are generally recorded in the third and fourth quarters of the fiscal year and are recorded when such amounts are known.

Management fee revenue is earned in the month the services are rendered. Management fee arrangements provide for compensation ranging from 8.5% of revenues to 15% of revenues. The Company provides management services to affiliated providers whose results are consolidated in the Company’s financial statements under management fee arrangements based on cost, a fixed marketing fee, a percentage of revenues and a percentage of net income or loss. Revenues and expenses relating to these inter-entity agreements have been eliminated in consolidation.

In connection with providing services to HMO enrollees, the Affiliates are responsible for the medical services their affiliated physicians provide to assigned HMO enrollees.

Managed Care Cost of Revenues

The cost of health care services consists primarily of capitation and claims payments, pharmacy costs and incentive payments to contracted providers. These costs are recognized in the period incurred, or when the services are provided. Claims costs also include an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends. These estimates are subject to trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations. See Note 13 for changes in claims estimates during the years ended September 30, 2008 and 2007.

In addition to contractual reimbursements to providers, the Company also makes discretionary incentive payments to physicians, which are in large part based on the pay-for-performance and shared risk revenues and favorable senior capitation risk adjustment payments received by the Company. Since the Company records these revenues generally in the third or fourth quarter of each fiscal year when the incentives and capitation adjustments due from the health plans are known, the Company also records the discretionary physician bonuses in the same period. In fiscal 2008 and 2007, the Company recorded discretionary physician incentives expense totaling approximately $3,615,000 and $421,000, respectively.

The Company also regularly evaluates the need to establish premium deficiency reserves for the probability that anticipated future health care costs could exceed future capitation payments from HMOs under capitated contracts. To date, management has determined that no significant premium

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

deficiency reserves have been necessary. In addition, the Company maintains an insurance policy that provides stop loss coverage for health care costs that are in excess over future capitation payments.

Hospital Services Segment

Net Patient Service Revenues

Operating revenue of the Hospital Services segment consists primarily of net patient service revenue. The Company reports net patient service revenue at the estimated net realizable amounts from patients and third-party payers and others in the period in which services are rendered. The Company has agreements with third-party payers, including Medicare, Medi-Cal, managed care and other insurance programs that provide for payments at amounts different from the Company’s established rates. These payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges and per diem payments, as further described below. Estimates of contractual allowances are based upon the payment terms specified in the related contractual agreements. The Company accrues for amounts that it believes may ultimately be due to or from the third party payers. Normal estimation differences between final settlements and amounts accrued in previous years are reported as changes in estimates in the current year. Outstanding receivables, net of allowances for contractual discounts and bad debts, are included in patient accounts receivable in the accompanying balance sheets. A summary of the payment arrangements with major third-party payers follows:

Medicare: Inpatient services rendered to Medicare program beneficiaries are paid at prospectively determined rates per discharge, according to a patient classification system based on clinical, diagnostic, and other factors. Outpatient services are paid based on a blend of prospectively determined rates and cost-reimbursed methodologies. The Company is also reimbursed for various disproportionate share and Medicare bad debt components at tentative rates, with final settlement determined after submission of annual Medicare cost reports and audits thereof by the Medicare fiscal intermediary. Normal estimation differences between final settlements and amounts accrued in previous years are reflected in net patient service revenue in the year of final settlement, which amounts totaled approximately $214,000 in fiscal 2008. These differences were not significant for the period August 8, 2007 to September 30, 2007. Cost report settlements are recorded as third-party settlements receivable or payable in the accompanying balance sheets.

Medi-Cal: Inpatient services rendered to Medi-Cal program beneficiaries are paid at contracted per diem rates. The per diem rates are not subject to retrospective adjustment. Outpatient services are paid based on prospectively determined rates per procedure provided. The Alta hospitals are eligible to participate in the State of California Medi-Cal Disproportionate Share (“DSH”) programs, under which medical facilities that serve a disproportionate number of low-income patients receive additional reimbursements. Eligibility is determined annually based on prescribed guidelines. The Company accrues a receivable each month based on the expected total annual DSH payments. Differences between the estimated and the actual award (which have not been significant) are recorded in the period known. The Medi-Cal DSH receivable as of September 30, 2008 and 2007 totaled approximately $4,365,000 and $4,274,000, respectively, and were included in government program receivables in the accompanying consolidated balance sheet. For fiscal 2008, total Medi-Cal DSH payments received by our hospitals were approximately

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

$11,276,000, compared to none for the period August 8, 2007 through September 30, 2007 and total Medi-Cal DSH revenues recorded were approximately $11,368,000, compared to $1,678,000 for the period August 8, 2007 through September 30, 2007.

Managed Care: The Company has also entered into payment agreements with certain commercial insurance carriers, HMOs, and PPOs. The basis for payment under these agreements includes prospectively determined rates per discharge, per diems and discounts from established charges. Certain agreements also include stop-loss provisions where the Company receives additional reimbursement when charges incurred exceed a predetermined amount. Where the Company provides medical care on a non-contracted basis, it receives standard billed charges or rates negotiated on a case by case basis.

Provisions for Contractual Allowances and Doubtful Accounts

Collection of receivables from third-party payers and patients is the Company’s primary source of cash and is critical to their operating performance. The Company closely monitors its historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, to assure that provisions for contractual allowances are made using the most accurate information available. However, due to the complexities involved in these estimations, actual payments from payers may be materially different from the amounts management estimates and records. Our primary collection risks relate to uninsured patients and the portion of the bill which is the patient’s responsibility, primarily co-payments and deductibles. Payments for services may also be denied due to issues over patient eligibility for medical coverage, the Company’s ability to demonstrate medical necessity for services rendered and payer authorization of hospitalization. The Company estimates the provisions for doubtful accounts based on general factors such as payer mix, the age of the receivables and historical collection experience. Management routinely reviews accounts receivable balances in conjunction with these factors and other economic conditions which might ultimately affect the collectibility of the patient accounts, and makes adjustments to the Company’s allowances as warranted.

See “Concentrations of Credit Risks” below for discussion of revenues received from the Medicare and Medi-Cal programs.

Property, Improvements and Equipment

Property, improvements and equipment are stated on the basis of cost or, in the case of acquisitions, at their acquisition date fair values. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the remaining lease period or the estimated useful lives of the leasehold improvements. Leasehold improvements are generally depreciated over five to ten years, buildings are depreciated over twenty to twenty-eight years, equipment is depreciated over two to five years and furniture and fixtures are depreciated over two to seven years. Equipment capitalized under lease obligations are amortized over the life of the lease. At September 30, 2008 and 2007, the Company had assets under capitalized leases of approximately $2,053,000 and $1,792,000, respectively.

Depreciation expense was approximately $3,540,000 and $1,094,000 for the years ended September 30, 2008 and 2007, respectively.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Goodwill and Other Intangible Assets

Goodwill and other intangible assets totaled approximately $176,617,000 and $181,111,000 at September 30, 2008 and 2007, respectively, and arose as a result of the ProMed and Alta business acquisitions. Intangible assets include customer relationships, covenants not-to-compete, trade names and provider networks. Goodwill represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired, including identifiable intangible assets. In conjunction with these acquisitions, management of the Company has reviewed the allocation of the excess of the purchase consideration (including costs incurred related to the acquisitions) over net tangible and intangible assets acquired, and has determined that the goodwill is primarily related to the operating platforms acquired through the addition of the existing renewable HMO contracts in the case of ProMed and new business segments in the case of the Alta acquisition. Acquisitions are discussed further in Note 3 below.

Goodwill Impairment Test

Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are not amortized; rather they are reviewed annually for impairment for each reporting unit, or more frequently if impairment indicators arise. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized, if any. As further discussed in Notes 3 and 15, the Company has three reporting units, consisting of Alta, ProMed and Prospect (which includes all other affiliated physician organizations).

The Company tests for goodwill impairment in the fourth quarter of each year, or sooner if events or changes in circumstances indicate that the carrying amount may exceed the fair value. In evaluating whether indicators of impairment exist, the Company considers adverse changes in market value and/or stock price, laws and regulations, profitability, cash flows, ability to maintain enrollment and renew payer contracts at favorable terms, among other factors. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of the reporting unit based on a weighted combination of (i) the guideline company method that utilizes revenue or earnings multiples for comparable publicly-traded companies, and (ii) a discounted cash flow model that utilizes expected future cash flows, the timing of those cash flows, and a discount rate (or weighted average cost of capital, which considers the cost of equity and cost of debt financing expected by a typical market participant) representing the time value of money and the inherent risk and uncertainty of the future cash flows. If the estimated fair value of the reporting unit is less than its carrying value, a second step is performed to compute the amount of the impairment by determining the “implied fair value” of the goodwill, which is compared to its corresponding carrying value (see Note 5).

Long-Lived Assets and Amortizable Intangibles

Long-lived assets, including property, improvement and equipment and amortizable intangibles, are evaluated for impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The Company considers assets to be impaired and writes them down to fair value if estimated undiscounted cash flows

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

associated with those assets are less than their carrying amounts. Fair value is based upon the present value of the associated cash flows. Changes in circumstances (for example, changes in laws or regulations, technological advances or changes in strategies) may also reduce the useful lives from initial estimates. Changes in planned use of intangibles may result from changes in customer base, contractual agreements, or regulatory requirements. In such circumstances, management will revise the useful life of the long-lived asset and amortize the remaining net book value over the adjusted remaining useful life.

Impairment Charge

As a result of the impairment analyses for the Prospect reporting unit, the Company recorded a non-cash impairment charge totaling $27,512,420 in fiscal 2007, within the continuing IPA Management operation and $11,264,001 within the discontinued IPA Management operation. The impairment test on September 30, 2008 resulted in no impairment charge. At September 30, 2008, the remaining goodwill and intangibles related to the ProMed and Alta acquisitions (see Notes 3 and 5).

Medical Malpractice Liability Insurance

Certain of the IPA Affiliates historically maintained claims-made basis medical malpractice insurance coverage on employed physicians of up to $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. The Company renews the claims-made policy each year. The individual physicians who contract with the Affiliates carry their own medical malpractice insurance. In the Hospital Services segment, Alta purchases professional and general liability insurance to cover medical malpractice claims under a claims-made policy. The Company has coverage of $10,000,000 per claim after a $1,000,000 payment by the Company, per claim. Under the policy, insurance premiums cover only those claims actually reported during the policy term. Should the claims-made policy not be renewed or replaced with equivalent insurance, claims related to occurrences during the policy term but reported subsequent to the policy’s termination may be uninsured.

Accounting principles generally accepted in the United States of America require that a health care organization record and disclose the estimated costs of medical malpractice claims in the period of the incident of malpractice, if it is reasonably possible that liabilities may be incurred and losses can be reasonably estimated. The Company has recognized an estimated liability for incurred but not reported claims and the self-insured risks (including deductibles and potential claims in excess of policy limits) based upon an actuarial valuation of the Company’s historical claims experience in the affiliated physician organizations and Alta. The claims liability at September 30, 2007 of $645,000 relates to Alta and was estimated using a discount factor of 6%. At September 30, 2008, the claims liability of $786,000 was estimated using a discount factor of 4.5%.

The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of medical malpractice liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements are adequate to cover such claims. Management is aware of no potential medical

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

malpractice claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Workers’ Compensation Insurance

The IPA Affiliates purchase commercial coverage for workers’ compensation claims. The policy has no deductibles and covers claims incurred during the policy period up to $1,000,000 per event and in the aggregate for employer’s liability. Workers Compensation coverage for Alta is provided via a loss responsive rating plan under which the premium is determined after the policy has expired based on contractual factors, chiefly the loss experience of the insured during the policy term. The insured retains $250,000 of loss arising out of a single accident, including allocated loss adjustment expenses (“A.L.A.E.”). The current plan is subject to an aggregate loss limit of $1,802,950. Losses within the deductible are funded via a cash loss fund and reconciled annually. Accruals for uninsured claims and claims incurred but not reported of $724,000 and $417,000 at September 30, 2008 and 2007, respectively, primarily relates to Alta and is estimated based upon an actuarial valuation of the Company’s claims experience. Accruals were estimated using a discount factor ranging from 4.5% to 6%.

The claim reserve is based on the best data available to the Company; however, the estimate is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of the claims liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying consolidated financial statements are adequate to cover such claims. Management is aware of no potential claims whose settlement, if any, would have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Earnings Per Share

We follow SFAS No. 128, “Earnings per Share,” which established standards regarding the computation of basic and diluted earnings per share (“EPS”). Basic net income per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding, after giving effect to potentially dilutive shares computed using the treasury stock method. Such shares are excluded if determined to be anti-dilutive. Common stock issued at below estimated fair value on the issuance date is included in weighted average number of common shares as if such shares have been outstanding for all periods presented.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

The calculations of basic and diluted net income (loss) per share for the fiscal years ended September 30 are as follows:

	Year ended September 30,
	2008	2007
Basic and Diluted:
Continuing operations	$(1,961,406)	$(23,457,187)
Dividends to preferred stockholders	(6,759,571)	(1,122,319)
	(8,720,977)	(24,579,506)
Discontinued operations	6,168,971	(10,019,564)
Net loss attributable to common stockholders	$(2,552,006)	$(34,599,070)
Weighted average number of common shares outstanding	12,885,415	8,488,986
Basic and Diluted net income (loss) per share attributable to common stockholders
Continuing operations	$(0.68)	$(2.90)
Discontinued operations	$0.48	$(1.18)
	$(0.20)	$(4.08)

The number of stock options and warrants excluded from the computation of diluted earnings per share in fiscal 2008 were 5,087,367 and 665,973, respectively, prior to the application of the treasury stock method, due to their anti-dilutive effect.The number of stock options and warrants excluded from the computation of diluted earnings per share in fiscal 2007 were 2,249,906 and 1,016,536, respectively. 1,672,880 Series B preferred shares have also been excluded from diluted earnings per share in fiscal 2007 period, since their conversion is contingent upon stockholder approval and would have been anti-dilutive.

Following such stockholder approval on August 13, 2008, the holders of all of the outstanding shares of Series B Preferred Stock elected to convert their preferred shares into Common Stock. The former holders also ceased to have any right to receive dividends on the preferred shares. All such dividends terminated and ceased to accrue, and all previously accrued dividends through August 13, 2008 were forgiven and the liability was reclassified to additional paid-in capital. Accordingly, an adjustment to additional paid-in-capital in the amount of $7,881,890 was recorded as of that date.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

The following proforma basic and diluted earnings per share assume the conversion of preferred shares into common stock at a ratio of 1:5 at the issuance date:

	Year Ended September 30, 2008	Year Ended September 30, 2007
Basic:
Loss from continuing operations	$(1,961,406)	$(23,457,187)
Income (loss) from discontinued operations	6,168,971	(10,019,564)
Net income (loss) attributable to common stockholders—proforma	$4,207,565	$(33,476,751)
Weighted average number of common shares outstanding—historical	12,885,415	8,488,986
Add weighted number of preferred shares converted to common shares	7,264,077	1,237,473
Weighted average number of common shares outstanding—proforma	20,149,492	9,726,459
Basic net income (loss) per share—proforma
Continuing operations	$(0.10)	$(2.41)
Discontinued operations	$0.31	$(1.03)
	$0.21	$(3.44)

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss), net of taxes, and changes in the fair value of interest rate swaps subject to hedge accounting that are recorded as other comprehensive income. As of April 1, 2008, the swaps ceased to be eligible for hedge accounting under SFAS No. 133. As a result, all further changes in fair value of the swaps were recorded in the Consolidated Statements of Operations and the effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 continues to be amortized to interest expense, using the effective interest method, over the remaining life of the swaps.

Stock Options

The Company has stock option and restricted stock agreements with certain directors, officers and employees. Stock-based compensation is accounted for under SFAS No. 123(R), “Share-Based Payment,” and the supplemental implementation guidance in Staff Accounting Bulletin (SAB) No. 107. SFAS No. 123(R) requires compensation cost for all share-based payments in exchange for employee services to be measured at fair value. The Company generally issues shared- based awards at or above the market price of the underlying stock.

Compensation costs for option awards are measured and recognized in the financial statements based on their grant date fair value, net of estimated forfeitures over the awards’ service period. The fair value of restricted stock and restricted stock unit grants are determined on the date of grant, based on the number of shares granted and the quoted price of the Company’s common stock. The Company uses the Black-Scholes option pricing model and a single option award approach to estimate the fair value of stock options granted. Equity-based compensation is classified within the same line items as cash compensation paid to employees. Cash retained as a result of excess tax benefits relating to share-based payments is presented in the statement of cash flows as a financing cash inflow.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

The Company’s equity awards vest based on continuous service and currently do not include performance or market vesting conditions. There are no liability awards that may be settled for cash.

Asset Retirement Obligations

The Company recognizes the fair value of a liability for legal obligations associated with asset retirements in the period in which it is incurred, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” and Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143” (FIN 47), if a reasonable estimate of the fair value of the obligation can be made. When the liability is initially recorded, management capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to settle the asset retirement obligation and the liability recorded is recognized as a gain or loss in the accompanying Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash equivalents are considered to be all liquid investments with initial maturities of three months or less. At times, cash balances held at financial institutions are in excess of federal depository insurance limits. The Company has not experienced any losses on cash and cash equivalents due to non-performance by financial institutions.

Restricted Investments

The Company is required to keep restricted deposits by certain HMOs for the payment of claims. Such restricted deposits are classified as a current asset in the accompanying consolidated balance sheet, as they are restricted for payment of current liabilities.

Standby Letter of Credit

The Company is required to issue and maintain a standby letter of credit in the amount of $250,000 in connection with a procurement agreement with one of its vendors at Alta. As of September 30, 2008 and 2007, no amounts were used and outstanding on this standby letter of credit.

Deferred Financing Costs

Deferred financing fees are amortized over the period in which the related debt is outstanding using the effective interest method. Deferred financing costs at September 30, 2008 and 2007 are as follows:

	2008			2007
	Gross book value	Accumulated amortization	Net book value	Gross book value	Accumulated amortization	Net book value
Deferred financing costs	$743,122	$81,641	$661,481	$7,573,814	$143,178	$7,430,636

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Income Taxes

The Company accounts for income taxes under the liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on temporary differences between financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which the related taxes are expected to be paid or recovered. The Company assesses the recoverability of its deferred tax assets and provides a valuation reserve when it is not more-likely-than-not the assets will be recovered. As of September 30, 2008 and 2007, the valuation allowance for deferred tax assets was $2,153,530 and $782,852, respectively.

Fair Value of Financial Instruments

The financial instruments reported in the accompanying consolidated balance sheets consist primarily of cash and cash equivalents, investments, patient accounts and other receivables, accounts payable and accrued expenses, medical claims and related liabilities, notes receivable and payable, capital lease obligations, debt, interest rate swaps, and other liabilities. The carrying amounts of current assets and liabilities approximate their fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

The carrying amounts of notes payable and capital lease obligations approximate their fair value based on the Company’s current incremental borrowing rates for similar types of arrangements. Long term debt approximates fair value since the revolving bank loan and bank term loans are variable rate instruments and bear interest at LIBOR plus an applicable margin. Accrued self-insurance liabilities are carried at the estimated present value of such obligations using appropriate discount factors. The interest rate swaps are recorded at fair value.

Interest Rate Swaps

Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its amendments, the Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is accounted for as a hedge, depending on the nature of the hedge, changes in its fair value are offset against either the change in fair value of assets, liabilities, or firm commitments through earnings. The Company’s derivative instruments comprised two interest rate swap agreements which were entered into on May 16, 2007 in conjunction with the ProMed Acquisition and on September 5, 2007 in conjunction with the Alta Acquisition.

The interest rate swap instruments were designated as cash flow hedges of expected interest payments on the term loans with the hedge effective date of the May 2007 instrument being December 31, 2007 and the hedge effective date of the September 2007 instrument being September 6, 2007. Prior to the hedge effective dates, all mark-to-market adjustments in the value of the swaps were charged to expense. After the hedge effective date, the effective portions of the fair value gains or losses on these cash flow hedges were initially recorded as a component of other comprehensive income, net of taxes, and subsequently reclassified into earnings when the forecasted transaction affects earnings. Effective April 1, 2008, the Company elected to discontinue hedge accounting. For these swaps, changes in the fair value of the interest rate swaps after March 31, 2008 are recorded as other income or expense. Total net gain (loss) on the interest rate swaps included in earnings for fiscal 2008

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

and 2007 were approximately $3.1 million and $(868,000), respectively. The effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 will be amortized as interest expense over the remaining life of the swap instruments.

As of September 30, 2008, the fair value of the swaps increased to $1,578,704 from $844,183 as of September 30, 2007, with respect to the May 2007 swap and to $4,434,464 from $1,089,833 as of September 30, 2007, with respect to the September 2007 swap.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash held in financial institutions which exceeds the $250,000 insurance limit of the Federal Deposit Insurance Corporation, shared-risk receivables, receivables due from health plans, patient receivables from Medicare and Medi-Cal, and notes receivable.

The Company invests excess cash in liquid securities at institutions with strong credit ratings. There are established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. Management attempts to schedule the maturities of the Company’s investments to coincide with the Company’s expected cash requirements. Credit risk with respect to receivables is limited since amounts are generally due from large HMOs within the IPA Management segment and from the Medicare and Medi-Cal programs within the Hospital Services segment. Notes receivable are fully secured by collateral of equal or greater value. Management reviews the financial condition of these institutions on a periodic basis and does not believe the concentration of cash or receivables results in a high level of risk.

The Company is subject to interest rate fluctuation under its floating rate credit facility and interest rate swap agreements.

For the fiscal years ended September 30, 2008 and 2007, the IPA Management segment received between 76% and 79% of their capitation revenues from it’s five largest HMOs and the Hospital

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Services segment received between 90% and 94% of their net patient revenues from Medicare and MediCal programs, as follows:

	Revenue Year Ended September 30, 2008	% of Total Revenue	Revenue Year Ended September 30, 2007	% of Total Revenue
IPA Management(1)
PacifiCare	$44,600,144	21%	$39,135,192	27%
Health Net	27,963,960	13%	25,812,192	18%
Blue Cross	29,713,672	14%	22,466,917	16%
Blue Shield	22,953,444	11%	16,796,783	12%
Inter Valley Health Plan (ProMed)	33,732,858	17%	10,624,831	6%
Totals	$158,964,078	76%	$114,835,915	79%

Hospital Services(2)
Medicare	$66,739,583	53%	$5,872,993	38%
MediCal	51,406,546	41%	8,054,390	52%
Totals	$118,146,129	94%	$13,927,383	90%

(1) ProMed revenues have been included in the accompanying consolidated revenues since its June 1, 2007 acquisition date.

(2) The Company did not have a Hospital Services segment prior to the acquisition of Alta on August 8, 2007. Alta revenues have been included in the Company’s consolidated revenues since its acquisition date.

Use of Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the dates, and for the periods, that the financial statements are prepared. Actual results could materially differ from those estimates. Principal areas requiring the use of estimates include third-party cost report settlements, risk-sharing programs, patient and medical related receivables, determination of allowances for contractual discounts and uncollectible accounts, medical claims and accruals, impairment of goodwill, long-lived and intangible assets, valuation of interest rate swaps, share-based payments, professional and general liability claims, reserves for the outcome of litigation and valuation allowances for deferred tax assets.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Income Taxes

On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting For Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In May 2007, the FASB published FASB Staff Position FIN 48-1 (“FSP FIN 48-1”), “Definition of Settlement in FASB Interpretation No. 48.” FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

The Company adopted the provisions of FIN 48 and FSP FIN 48-1 on October 1, 2007. There were no unrecognized tax benefits or interest and penalties recorded on income tax matters as of the date of adoption. As a result of the implementation of FIN 48 and FSP FIN 48-1, the Company recognized no decrease in deferred tax assets or changes in the valuation allowance. There are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Consolidated and separate income tax returns are filed with the U.S. Federal jurisdiction and in the State of California. The Company’s filed tax returns are subject to examination by the IRS for tax year 2007, 2006 and 2005 and the State of California for fiscal years 2007, 2006, 2005 and 2004. Net operating losses that were incurred in prior years may still be adjusted by taxing authorities.

The adoption of FIN 48 and FSP FIN 48-1 did not significantly impact the Company’s consolidated financial condition, results of operations or cash flows. At September 30, 2008, the Company had net deferred tax liabilities of approximately $18.6 million. The net deferred tax liabilities are primarily composed of temporary differences between book and tax balances for intangible and capital assets acquired, loss on extinguishment of debt, interest rate swaps and loss carryforwards.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157 (“SFAS No. 157”), “Fair Value Measurements,” which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements and is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued two Staff Positions (FSPs) on SFAS No. 157: FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

FSP 157-2, “Effective Date of FASB Statement No. 157.” FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Nonfinancial items subject to deferral include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. The Company is required to adopt SFAS No. 157 on October 1, 2008 and is currently evaluating the impact of the provisions of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115,” (SFAS No. 159). SFAS No. 159 permits a company to choose to measure many financial instruments and certain other items at fair value at specified election dates. Most of the provisions in SFAS No. 159 are elective; however, it applies to all companies with available-for-sale and trading securities. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs), and; (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. The Company adopted SFAS No. 159 on October 1, 2008 and has not elected to measure any additional financial assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) establishes new principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In general, SFAS No. 141(R) requires the acquiring entity to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective. This standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination, including recognition of contingent consideration and most pre-acquisition loss and gain contingencies at their acquisition-date fair values. It will also require companies to expense as incurred transaction costs, and recognize changes in income tax valuation allowances and tax uncertainty accruals that result from a business combination as adjustments to income tax expense. SFAS 141(R) will also place new restrictions on the ability to capitalize acquisition-related restructuring costs. SFAS No. 141(R) applies prospectively to business combinations in the first annual reporting period beginning on or after December 15, 2008. The Company will adopt SFAS No. 141(R) on October 1, 2009. Management is currently evaluating the potential impact of the adoption of SFAS No. 141(R) on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51”  (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling (minority) interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the accompanying Consolidated

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Financial Statements separate from the parent’s equity. Net income attributable to the non controlling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 requires retroactive adoption of the presentation and expanded disclosure requirements for existing minority interests. All other requirements of SFAS No. 160 shall be applied prospectively. The Company will adopt SFAS No. 160 on October 1, 2009 and is currently evaluating the potential impact of the adoption of SFAS No. 160 on its consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standard No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments, (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the fiscal years beginning after November 15, 2008. Early adoption is permitted. The Company is currently reviewing the provisions of SFAS No. 161 and has not yet adopted the statement. However, as the provisions of SFAS No. 161 are only related to disclosure of derivative and hedging activities, we do not believe the adoption of SFAS No. 161 will have a material impact on our consolidated operating results, financial position, or cash flows.

In April 2008, the FASB issued FASB Staff Position SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008, and early adoption is prohibited. The impact of FSP SFAS No. 142-3 will depend upon the nature, terms, and size of the acquisitions the Company consummates after the effective date.

In May 2008, the FASB issued Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement.” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. We are evaluating the impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In September 2008, the FASB issued FASB Staff Position No. 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133”  (“FSP SFAS No. 133-1”) and FASB Interpretation No. 45-4, “Clarification of the Effective Date of FASB Statement

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

No. 161” (“FIN 45-4”). FSP SFAS No. 133-1 and FIN 45-4 amends FASB Statement No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. FSP SFAS 133-1 and FIN 45-4 also amend FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend SFAS No. 133 and FIN 45 are effective for reporting periods ending after November 15, 2008. FSP SFAS No. 133-1 and FIN 45-4 also clarifies the effective date in FASB Statement No. 161 (“SFAS No. 161”), “Disclosures about Derivative Instruments and Hedging Activities.” Disclosures required by SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Because FSP SFAS No. 133-1 and FIN 45-4 only require additional disclosures, the adoption will not impact the Company’s consolidated financial position, results of operations or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassification primarily relate to the discontinued operations treatment of the AV Entities, following their sale on August 1, 2008.

3. Acquisitions

ProMed Health Services Company

On June 1, 2007, the Company and its affiliated physician organization, Prospect Medical Group, Inc. (“PMG”) completed the acquisition of ProMed Health Services Company, a California corporation and its subsidiary, ProMed Health Care Administrators, Inc. (collectively referred to as “ProMed Health Care Administrators”), and two affiliated IPAs; Pomona Valley Medical Group, Inc., dba ProMed Health Network (“Pomona Valley Medical Group”), and Upland Medical Group, Inc. (“Upland Medical Group”), (collectively referred to as the “ProMed Entities”). ProMed Health Care Administrators (“PHCA”) manages the medical care of HMO enrollees served by Pomona Valley Medical Group and Upland Medical Group. Total purchase consideration of $48,000,000 included $41,040,000 of cash and 1,543,237 shares of Prospect Medical common stock valued at $6,960,000, or $4.51 per share. The transaction is referred to as the “ProMed Acquisition.”

The ProMed Acquisition, and $392,000 in related transaction costs, was financed by $48,000,000 in borrowings (less $896,000 in debt issuance costs) and $2,379,000 from cash reserves. The debt proceeds and cash reserves were used to fund the cash consideration of $41,040,000 and to repay all existing debt of Prospect Medical ($7,842,000 plus $209,000 of prepayment penalties). The $48,000,000 in borrowings used to finance the acquisition of the ProMed Entities was refinanced in August 2007, using proceeds from the $155,000,000 credit facility entered into in connection with the Alta transaction, described below. The purchase agreements provide for certain post-closing working capital and medical claims reserve adjustments. During fiscal 2008, the Company recorded a post-closing working capital adjustment of approximately $560,000 as a reduction in goodwill.

Alta Healthcare System, Inc.

On August 8, 2007, the Company acquired all of the outstanding common shares of Alta Healthcare System, Inc., a California corporation (“Alta”) and the name of the surviving entity was

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

changed to Alta Hospitals System, LLC. The purchase transaction is referred to as the “Alta Acquisition.” Alta is a for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals—Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 351 on-staff physicians. Total purchase consideration, including transaction costs, was approximately $154,935,000, comprised of repayment of approximately $41,500,000 of Alta’s existing debt, payment of approximately $51,300,000 in cash to the former Alta shareholders, issuance of 1,887,136 shares of Prospect common stock, issuance of 1,672,880 shares of Prospect convertible preferred stock valued, for purposes of the transaction, at $61,030,000, and payment of transaction costs of $1,162,714. Each share of preferred stock was convertible into five common shares upon stockholder approval (which occurred on August 13, 2008). Prior to conversion, each share of preferred stock accrued dividends at 18% per year, compounding annually. Such dividends (amounting to $7,881,890) were canceled upon conversion to common shares on August 13, 2008, and the related liability reclassified to additional paid in capital. For purposes of determining the number of shares to be issued in connection with the transaction, Prospect common stock was valued at $5.00 per share and Prospect preferred stock was valued at $25.00 per share. However, for purposes of recording the transaction, (i) the value per share of common stock was estimated at $5.58, based on the average of the stock’s closing prices before and after the acquisition announcement date of July 25, 2007, and (ii) the value per share of preferred stock was estimated at $30.19, based on the closing stock price of a common share on the acquisition date, plus a premium for the preference features of the stock. As such, total recorded purchase consideration, exclusive of transaction costs, was $153,772,000.

The Alta Acquisition, the extinguishment of Alta’s existing debt and the refinancing of the ProMed Acquisition debt described above were financed by a $155,000,000 senior secured credit facility arranged by Bank of America, comprising $145,000,000 in term loans and a $10,000,000 revolver, of which $3,000,000 was drawn at closing (see Note 9 for discussion of long-term debt). Net proceeds of $141.1 million (net of issuance discount and financing costs of $6.9 million) were used to repay Alta’s existing borrowings of $41.5 million, refinance $47.0 million in outstanding ProMed acquisition debt, pay the cash portion of the purchase price of $51.3 million and fund $1.2 million in transaction costs.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed, as of the date of acquisition, the cash paid and the allocation of the purchase price for the ProMed Entities and Alta.

	ProMed	Alta
Acquisition costs
Cash consideration	$41,040,000	$51,257,675
Stock consideration	6,960,000	61,030,284
Debt assumption and repayments	—	41,484,650
Direct acquisition costs	392,354	1,162,714
Aggregate purchase consideration	$48,392,354	$154,935,323
Allocation of purchase price
Net tangible assets	$3,504,633	$54,001,536
Amortizable intangibles:
Customer relationships	25,200,000	—
Trade names	9,450,000	14,140,000
Covenants not-to-compete	940,000	2,240,000
Provider networks	1,200,000	—
Total amortizable intangible assets	$36,790,000	$16,380,000
Net deferred tax liabilities on book-tax basis difference in assets acquired	(14,240,798)	(21,984,928)
Goodwill	22,338,519	106,538,715
	$48,392,354	$154,935,323
Net cash paid
Aggregate purchase consideration	$48,392,354	$154,935,323
Stock consideration	(6,960,000)	(61,030,284)
Cash acquired	(5,331,339)	(376,182)
Net cash paid in acquisition	$36,101,015	$93,528,857

The following table represents the acquired companies’ summarized balance sheet at the date of acquisition:

	ProMed	Alta
Cash	$5,331,339	$376,182
Other current assets	5,772,794	26,052,818
Property and equipment	375,972	46,804,000
Other noncurrent assets	77,460	—
Accounts payable and current liabilities	(8,052,932)	(17,902,876)
Other noncurrent liabilities acquired	—	(1,328,588)
Tangible net assets	$3,504,633	$54,001,536

Goodwill from the ProMed and Alta Acquisitions is primarily related to a new platform for future growth, driven by new geographic markets and business segments, as well as an experienced

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

management team and workforce. Through the ProMed Acquisition, the Company expanded into a new service market in the Pomona Valley and Inland Empire areas. With the Alta Acquisition, the Company purchased a hospital network. As a stock purchase, the goodwill and a significant portion of the intangible assets acquired in the ProMed and Alta Acquisitions are not deductible for income tax purposes. Future tax liabilities related to the fair value of these assets in excess of the tax deductible amounts have been recorded as deferred tax liabilities on the acquisition date (also see Note 8).

The following unaudited pro forma financial information for the year ended September 30, 2007 gives effect to the acquisitions of ProMed and Alta as if they had occurred on October 1, 2006. Such unaudited pro forma information is based on historical financial information with respect to the acquisition and does not include synergies, operational, or any other changes that might have been effected by the Company.

Significant proforma adjustments include increased interest expense related to the acquisition debt, increased depreciation and amortization expense related to fixed assets and amortizable intangibles acquired, additional income taxes for acquired entities that previously operated as S-corporations, reduction in interest income to reflect cash consideration paid and distributions made by acquired entities to selling shareholders and the elimination of intercompany management fees among the ProMed Entities. Proforma adjustments also reflect the elimination of $7.3 million in transaction bonuses paid by certain acquired entities prior to the transaction, as these costs were directly related to the acquisitions. Basic and diluted earnings per share reflect only the common shares issued in connection with the acquisitions. The proforma calculations assumes the conversion of preferred shares into common stock at the acquisition date, and no effect has been given to the preferred stock dividends.

Year ended September 30, 2007
(unaudited)
Net revenue	$319,748,282
Net loss from continuing operations	(29,023,705)
Net loss per share—continuing operations
Basic	$(1.43)
Diluted	$(1.43)

Investment in Brotman Medical Center, Inc. (“Brotman”)

Effective August 31, 2005, the Company acquired an approximately 38% stake in Brotman Medical Center, Inc., (“Brotman”), for $1,000,000. The Company made the investment with the intention that it, with Brotman, would be able to offer joint contracting to HMOs operating in Brotman’s service area. Brotman, previously owned by Tenet HealthCare, had been incurring significant operating deficits. The new investors, including Prospect, hoped to help turn around Brotman’s operations and restore profitability.

During September 2005, the first month of operation under new ownership, Brotman experienced a net loss of approximately $1,000,000, of which Prospect’s portion totaled approximately $400,000. Brotman has continued to incur significant losses since September 30, 2005. Based on Brotman’s significant operating deficits, uncertain ability to increase revenues and reduce costs, and limited

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

capital, management of Prospect believed that the remaining investment in Brotman Medical Center at September 30, 2005 was impaired and wrote off its entire investment as of September 30, 2005.

Prospect is not obligated and has not invested additional monies in Brotman. The Company has not recognized any equity in earnings since its initial investment as Brotman continued to incur losses. In November 2007, Brotman Medical Center, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Effective April 22, 2008, Samuel S. Lee (the Company’s CEO and Chairman of the Board) was appointed as the Chairman of the Board of Directors of Brotman.

The Company had entered into a consulting services agreement with Brotman on August 1, 2005, pursuant to which, the Company would receive a monthly consulting fee of $20,000 and, as subsequently amended on October 25, 2007, an amended monthly consulting fee of $100,000. Total consulting fee income received in the year ended September 30, 2008 and 2007, was approximately $1,200,000 and zero, respectively.

4. Divestitures

On August 1, 2008, the Company completed the sale of all of the outstanding stock of Sierra Medical Management, Inc. (“SMM”), a management subsidiary, and the sale of Sierra Primary Care Medical Group, Antelope Valley Medical Associates, Inc. and Pegasus Medical Group, Inc., each of which is an independent physician association (collectively with SMM, the “AV Entities”) pursuant to a Stock Purchase Agreement (“SPA”). As part of the sale, the Company also entered into a non-competition agreement in the Antelope Valley region of Los Angeles County for the benefit of the buyer.

Total consideration paid by the buyer was $8,000,000, of which $2,000,000 was paid into an escrow account to fund certain AV Entities’ liabilities and approximately $815,000 was paid directly to AV Entities’ vendors, employees and physicians. Of the remaining amount totaling approximately $5,185,000, $4,219,000 was paid directly to the Company’s lenders as required under the modified debt facilities, and approximately $966,000 was paid to the Company.

The Company recorded a gain of approximately $7.1 million in connection with this transaction. The SPA contains certain post-acquisition purchase price adjustment provisions for working capital and claims liabilities which require a final determination of the gain by August 10, 2010. Once the purchase price has been finalized and the net gain on the transaction determined, any adjustment to the gain will be recorded in discontinued operations when known.

Pursuant to SFAS No. 144 and EITF Issue 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” the AV Entities have been classified as discontinued operations for all periods presented. As discontinued operations, revenues and expenses of the AV Entities have been aggregated and stated separately from the respective captions of continuing operations in the Consolidated Statements of Operations. Expenses include direct costs of the business that will be eliminated from future operations as a result of the sale. The Company also allocated interest expense associated with the portion of debt required to be repaid for the fiscal years ended September 30, 2008 and 2007 to discontinued operations in accordance with EITF Issue 87-24 “Allocation of Interest to Discontinued Operations,” respectively. Assets and liabilities of the AV Entities’ operations have been aggregated and classified as held for sale under current assets and current liabilities since they will be realized within twelve months.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Divestitures (Continued)

The assets and liabilities attributable to the AV Entries related to discontinued operations at September 31, 2007, consisted of the following:

As of September 30, 2007
Other receivables, net of allowances of $632,000 at September 30, 2007	$447,352
Prepaid expenses and other	52,326
Property, plant and equipment, net	151,119
Deposits and other assets	137,839
Total assets	788,636
Accrued medical claims and other healthcare costs payable	(1,233,000)
Accounts payable and other accrued liabilities	(1,363,315)
Other liabilities	(131,368)
Total liabilities	(2,727,683)
Net liabilities	$(1,939,047)

The results of operations of the AV Entities reported as discontinued operations are summarized as follows:

	Year Ended September 30
	2008	2007
Managed care revenues	$14,695,633	$18,094,110
Operating expenses:
Managed care cost of revenues	9,352,502	11,387,950
General and administrative	5,424,965	5,880,416
Depreciation and amortization	46,623	109,776
Impairment of goodwill and intangibles	—	11,264,001
Total operating expenses	14,824,090	28,642,143
Operating loss	(128,456)	(10,548,033)
Other expense	339,082	207,937
Loss before income taxes	(467,538)	(10,755,970)
Income tax benefit	(36,352)	(736,406)
Loss from operations	(431,186)	(10,019,564)
Gain on sale of the AV Entities, net of income taxes of $414,054	6,600,157	—
Income (loss) from discontinued operations	$6,168,971	$(10,019,564)

During fiscal 2007, the Company recorded approximately $11.3 million of impairment charges in discontinued operations for the write-off of goodwill and intangible assets to the AV Entities of which $8.9 million was not deductible for tax purposes.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Goodwill and intangible assets

In accordance with SFAS No. 142, the Company performed its annual goodwill impairment analysis for each reporting unit that constitutes a business for which 1) discrete financial information is produced and reviewed by management, and 2) services that are distinct from the other reporting units. For the IPA Management reporting segment, the Company has determined that ProMed and other affiliated physician organizations as a group (collectively referred to as Prospect) each constitutes a reporting unit. While each affiliated physician organization within the Prospect reporting unit earns revenues, incurs expenses and produces discrete financial information (including balance sheets and statements of operations), these entities are similarly organized and operated to provide managed health care services. They share similar characteristics in the enrollees they serve, the nature of services provided and the method by which medical care is rendered. They are centrally managed, sharing assets and resources, including executive management, payer and provider contracting, claims and utilization management, information technology, legal, financial accounting, risk management and human resource support. The entities in the Prospect reporting unit are also subject to similar long-term economic prospects. They form an integrated medical network within a common service area that supports and benefits from each other in delivering care to the Company’s patient base. Since goodwill is recoverable from these affiliated physician organizations working in concert, they have been aggregated into a single reporting unit for the purpose of goodwill impairment testing in accordance with SFAS No. 142. While ProMed is also a physician organization, it is a separate reporting unit in that ProMed has autonomous operations, a separate management team and serves a new market area with different payer contracts from the Prospect reporting unit. The Company has also determined that all affiliated physician organizations, including ProMed, represent a single reportable segment for financial reporting under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” based on the way the chief operating decision maker uses financial data internally to make operating decisions, allocate resources and assess performance. For the Hospital Services segment, the reporting unit for the annual goodwill impairment analysis is determined to be at the segment level.

During the fourth quarter of fiscal 2007, the Company identified triggering events which caused management to reassess goodwill and identifiable intangibles for impairment in the Prospect reporting unit within the IPA Management segment. During the fourth quarter of fiscal 2007, the Prospect reporting unit experienced a significant decline in enrollment representing approximately 50% of the total enrollment decline for the entire fiscal year 2007. This membership decline was attributed to increased competitive pressures that materialized into an accelerated decline in enrollment versus prior periods. In addition, the Company experienced a significant increase in medical expenses (primarily claims) and outside professional costs. As a result of the impairment analyses, the goodwill and identifiable intangibles in the Prospect reporting unit were determined to be impaired, as the aggregate fair value of the reporting unit was less than its carrying value including goodwill and identifiable intangibles. The impairment was also indicated by the reporting unit’s negative operating cash flow expectations and uncertainty as to when the reporting unit may return to profitability. As a result, the Company recorded a non-cash, pre-tax goodwill impairment charge of approximately $26.7 million and a non-cash, pre-tax intangibles impairment charge of $0.8 million in the fourth quarter of fiscal 2007, related to the continuing IPA Management operations. An additional goodwill impairment charge of $11.3 million was recorded in discontinued operations.

As of September 30, 2008 and 2007, all goodwill and intangible assets related to the ProMed Entities and Alta. The Company’s impairment test as of September 30, 2008 resulted in no impairment charges.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Goodwill and intangible assets (Continued)

Identifiable Intangibles at September 30, 2008 and 2007 are compromised of the following:

	2008	2007	Amortization Period
Customer relationships	$25,200,000	$25,200,000	14 years
Covenants not-to-compete	3,180,000	3,180,000	4 - 6 years
Trade names	23,590,000	23,590,000	15 - 20 years
Provider networks	1,200,000	1,200,000	3 years
Gross carrying value	53,170,000	53,170,000
Accumulated amortization	(5,430,127)	(1,180,983)
Identifiable intangibles, net	$47,739,873	$51,989,017

Amortization expense for the years ended September 30, 2008 and 2007 was approximately $4,249,000 and $1,181,000 (exclusive of the asset impairment charge), respectively.

Estimated amortization expense for each future fiscal year is as follows:

2009	$4,249,144
2010	4,115,810
2011	3,719,020
2012	2,989,644
2013	2,969,088
2014 and thereafter	29,697,167
$47,739,873

6. Notes Receivable

In connection with the April 1, 2004 sale of three medical clinics, the Company received promissory notes in the aggregate amount of $1,068,247. There are three separate notes, each bearing interest at 5% per annum, with varying principal and interest payment requirements. The notes receivable are secured by all of the clinic assets and are personally guaranteed by each of the purchasers.

Current and non-current portions of the notes receivable as of September 30, 2008 were as follows:

Total principal outstanding	$462,397
Less current maturities	(224,063)
Non-current portion	$238,334

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Notes Receivable (Continued)

Future minimum payments required under the notes receivable as of September 30, 2008 are as follows:

2009	$246,607
2010	21,930
2011	21,930
2012	250,320
Gross payments	540,787
Amount representing interest	(78,390)
Net principal outstanding	$462,397

7. Related Party Transactions

Prospect Medical Holdings, Inc. has a controlling financial interest in the affiliated physician organizations included in its consolidated financial statements which are owned by a nominee physician shareholder designated by the Company. The control is effectuated through assignable option agreements and management services agreements, which provide the Company a unilateral right to establish or effect a change of the nominee shareholder for the affiliated physician organizations at will, and without the consent of the nominee, on an unlimited basis and at nominal cost through the term of the management agreement. Jacob Y. Terner, M.D. was, through August 8, 2008, the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group and was the Chief Executive Officer of each of Prospect’s subsidiary physician organizations, except for AMVI/Prospect and Nuestra. Dr. Terner is a shareholder of the Company, and formerly served as its Chairman and Chief Executive Officer.

The Company had an employment agreement with Dr. Terner that expired on August 1, 2008 and provided for base compensation (most recently $400,000 per year) and further provided that if the Company terminated Dr. Terner’s employment without cause, the Company would be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996, up to a maximum of $1,237,500. Dr. Terner resigned as the Chief Executive Officer of the Company effective March 19, 2008 and resigned as the chairman of the board of directors effective May 12, 2008. In consideration of Dr. Terner’s resignation and other promises in his resignation agreement, and in satisfaction of our contractual obligations under Dr. Terner’s employment agreement, the Company agreed to pay to his family trust the sum of $19,361.10 each month during the twelve- month period ending on April 30, 2009 and the sum of $42,694.45 each month during the twenty-four month period ending on April 30, 2011, for the total sum of $1,257,000, which amount was recorded as a general and administrative expense in the third quarter of fiscal 2008.

Dr. Terner continued to serve temporarily as the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group and its subsidiary physician organizations until a suitable replacement was found. Dr. Arthur Lipper currently serves as the nominee shareholder of the Company’s affiliated physician organizations.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes

The components of the income tax benefit for continuing operations for the years ended September 30, 2008 and 2007 are as follows:

	2008	2007
Current:
Federal	$4,200,135	$(1,756,405)
State	1,184,302	108,660
	5,384,437	(1,647,745)
Deferred:
Federal	(5,243,010)	(5,185,012)
State	(1,468,010)	(2,080,196)
	(6,711,020)	(7,265,208)
Total:
Federal	(1,042,876)	(6,941,417)
State	(283,707)	(1,971,536)
	$(1,326,583)	$(8,912,953)

Temporary differences and carry forward items that result in deferred income tax balances as of September 30 are as follows:

	2008	2007
Deferred tax assets:
State tax benefit	$1,447,586	$44,976
Deferred Compensation	221,107	—
Allowances for bad debts	1,666,802	2,038,538
Vacation accrual and other	1,592,303	606,967
Accrued physician bonuses	2,281,228	355,934
Malpractice reserve	267,240	—
Deferred rent	104,769	33,143
Other	54,775	—
Net operating loss	1,540,098	696,741
Unrealized loss on interest rate swap	2,643,805	168,997
Capital loss carry forward	2,156,670	782,852
Deferred income tax asset	13,976,383	4,728,148
Valuation allowance	(2,153,530)	(782,852)
Net deferred income tax assets	11,822,853	3,945,296
Deferred tax liabilities:
Intangible assets	(14,479,422)	(14,395,640)
Fixed assets	(15,699,185)	(14,824,088)
Prepaid expenses	(289,540)	—
Deferred income tax liabilities	(30,468,147)	(29,219,728)
Net deferred income tax liability	$(18,645,294)	$(25,274,432)

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income Taxes (Continued)

As a result of the ProMed and Alta acquisitions in 2007, the Company recorded $36,225,726 in deferred tax liabilities principally related to differences in the tax and book basis for intangibles such as customer relationships, trade names, non-compete agreements, and provider networks and for property, improvements and equipment, for which deductions are limited to their carryover basis. These deferred tax liabilities were recorded as an increase to goodwill on the respective acquisition dates.

Other deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes.

Given uncertainty regarding the likelihood of the Company generating sufficient future capital gains to utilize the unrealized capital loss associated with the Brotman investment, the sale of the AV entities and others, the related deferred tax asset was fully reserved. The valuation allowance was increased by $382,852 in 2007 for capital loss carryovers acquired in the Alta Acquisition. If realized, the $382,852 tax benefit will be recorded as a reduction in goodwill. In 2008, carryover losses related to the sale of the AV entities resulted in an increase in the deferred tax asset of $1,373,818 with a commensurate increase in the valuation allowance.

At September 30, 2008, the Company had federal and state net operating loss carryovers of approximately $3,600,000 and $8,200,000 which, if not utilized, will expire beginning 2027 and 2017, respectively.

At September 30, 2008, the Company has approximately $416,000 of unrealized excess tax benefits related to employee stock options. This amount is not included in the table of deferred tax assets above and the benefit will be recorded as an increase to additional paid in capital if and when realized.

The differences between the income tax benefit for continuing operations at the federal statutory rate of 34% and that reflected in the accompanying Consolidated Statements of Operations are summarized as follows for the years ended September 30:

	2008	2007
Tax provision at statutory rate	(34)%	(34)%
State taxes, net of federal benefit	(5)	(4)
Write off of non-deductible intangibles	—	9
Other	(1)	1
	(40)%	(28)%

Taxes paid totaled approximately $1,300,000 and $1,011,000 for the years ended September 30, 2008 and 2007, respectively.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt

Long-term debt consists of the following at September 30:

	2008	2007
Term loans	$136,920,730	$143,750,000
Revolving credit facility	7,100,000	3,000,000
	144,020,730	146,750,000
Less current maturities	(12,100,000)	(8,000,000)
Long-term portion	$131,920,730	$138,750,000

On June 1, 2007, the Company entered into a three-year senior secured credit facility with Bank of America, in connection with the purchase of the ProMed Entities (see Note 3). The Bank of America facility totaled $53,000,000, and comprised a $48,000,000 variable-rate term loan, and a $5,000,000 revolver (which was not drawn). $8,051,000 of the term loan proceeds were used to repay existing debt and the balance was used to finance the ProMed Acquisition. The $48,000,000 term loan was repaid on August 8, 2007, with proceeds from a new $155,000,000 syndicated senior secured credit facility arranged by Bank of America in connection with the acquisition of Alta, comprising a $95,000,000, seven year first-lien term loan at LIBOR plus 400 basis points, with quarterly principal payments of $1,250,000 and an annual principal payment of 50% of excess cash flow, as defined in the loan agreement; a $50,000,000 seven and one-half year second-lien term loan at LIBOR plus 825 basis points, with all principal due at maturity and a revolving credit facility of $10,000,000 bearing interest at prime plus a margin that ranged from 275 to 300 basis points based on the consolidated leverage ratio. The Company could borrow, make repayments and re-borrow under the revolver until August 8, 2012, at which time all outstanding amounts must be repaid.

The Company recorded an interest charge of $895,914 to write off deferred financing costs upon the extinguishment of the $53 million credit facility and capitalized approximately $6.9 million in deferred financing costs on the $155 million credit facility in August 2007, which was being amortized over the term of the related debt using the effective interest method.

The Company is subject to certain financial and administrative covenants, cross default provisions and other conditions required by the loan agreements with the lenders, including a maximum senior debt/EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, and a minimum fixed-charge coverage ratio, and, effective May 15, 2008, a minimum EBITDA level, each computed quarterly (except for the test periods from April 30, 2008 through June 30, 2009, which is computed monthly) based on consolidated trailing twelve-month operating results. The administrative covenants and other restrictions with which the Company must comply include, among others, restrictions on additional indebtedness, incurrence of liens, engaging in business other than the Company’s primary business, paying dividends, acquisitions and asset sales. The credit facilities provide that an event of default will occur if there is a change in control. The payment of principal and interest under the credit facilities is guaranteed, jointly and severally, by the Company and most of its existing wholly-owned subsidiaries. Substantially all of the Company’s assets are pledged to secure the credit facilities.

Default and Debt Modification

The Company exceeded the maximum senior debt/EBITDA ratio of 3.75 as of September 30, 2007, December 31, 2007 and March 31, 2008. The Company also failed to meet the minimum fixed charge

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

coverage ratio of 1.25 as of and for the trailing twelve-month periods ended December 31, 2007 and March 31, 2008. In addition, the Company did not comply with certain administrative covenants, including timely filing of its Form 10-K for the year ended September 30, 2007 and its Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008.

On February 13, 2008, April 10, 2008 and May 14, 2008, the Company and its lenders entered into forbearance agreements, whereby the lenders agreed not to exercise their rights under the credit facilities through May 15, 2008, subject to satisfaction of specified conditions. For the period January 28, 2008 through April 10, 2008, interest was assessed at default rates of 11.4% with respect to the first lien term loan and 15.4% with respect to the second-lien term loan. Under the April 2008 forbearance agreements, the applicable margin on the first and second lien term loans were permanently increased to 750 and 1,175 basis points, respectively, and the range of applicable margins on the revolving line of credit was increased from 500 to 750 basis points effective April 10, 2008. The modified agreements also stipulate that the LIBOR rate shall not be less than 3.5% for the term of the credit facilities. Additionally, the available line of credit under the revolving credit facility was permanently reduced from $10,000,000 to $7,250,000. The Company also agreed to pay certain fees and expenses to the lenders and their advisors as described below.

On May 15, 2008, the Company and its lenders entered into agreements to waive past covenant violations and amended the financial covenant provisions prospectively, starting in April 2008, to modify the required ratios and to increase the frequency of compliance reporting from quarterly to monthly for a specified period. Effective May 15, 2008, the maximum senior debt/EBITDA ratios were increased to levels ranging from 3.90 to 7.15 for future monthly reporting periods from April 30, 2008 through June 30, 2009 and were increased to levels ranging from 3.30 to 3.75 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The minimum fixed charge coverage ratios were reduced to levels ranging from 0.475 to 0.925 for monthly reporting periods from April 30, 2008 through June 30, 2009 and were reduced to levels ranging from 0.85 to 0.90 beginning with the September 30, 2009 quarterly reporting period, through maturity of the term loan. The Company is also required to meet a new minimum EBITDA requirement for monthly reporting periods from April 30, 2008 through June 30, 2009 and the remaining quarterly reporting periods through maturity of the term loan.

The Company filed its 2007 Form 10-K on June 2, 2008 and its Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008 on June 9, 2008 and June 16, 2008, respectively and was in compliance with the amended financial covenant provisions for the April through September 2008 monthly reporting periods and continues to meet all debt service requirements on a timely basis.

The Company believes that it will be able to comply with the adjusted financial ratios at least for the next twelve months. As such, scheduled payments due after twelve months have been classified as non-current at September 30, 2008 and 2007. The current portion includes scheduled minimum principal payments only and does not include additional principal payments contingent on excess cash flows or proceeds from future divestitures. However, there can be no assurance that the Company will be able to meet all of the financial covenants and other conditions required by the loan agreements for periods beyond twelve months. The lenders may not provide forbearance or grant waivers of future covenant violations and could require full repayment of the loans, which would negatively impact the Company’s liquidity, ability to operate and its ability to continue as a going concern.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

In connection with obtaining forbearance and waivers, during the second and third quarters of 2008, the Company paid $450,000 in fees to Bank of America, which was included in general and administrative expenses and $1,525,000 in forbearance fees to the lenders, which was included in interest expense. In addition, the Company incurred $860,000 in legal and consulting fees to the lenders’ advisors related to the forbearance activities, which was included in general and administrative expenses. Pursuant to the amended senior credit facility agreement, the Company was also required to pay an amendment fee of $758,000 in cash and to add 1% to the principal balance of the first and second-lien debt and the revolving line of credit totaling $1,514,000. The amendment fees were expensed as loss on debt extinguishment in the third quarter of 2008. The Company will also incur an additional 4% “payment-in-kind” interest expense on the second lien debt, which accrues and is added to the principal balance on a monthly basis. The 4% may be reduced on a quarterly basis by 0.50% for each 0.25% reduction in the Company’s consolidated leverage ratio. At September 30, 2008, the interest rate (as modified and including the 4% payment-in-kind interest) on the first and second line term loans were 11.20% and 13%, respectively and the interest rate on the revolver was 13.75%.

The Company accounted for the modifications of its first and second-lien term debt in accordance with EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” and the modification of its revolving credit facility in accordance with EITF Issue 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements.” Pursuant to EITF Issue 96-19 and EITF Issue 98-14, the Company is required to account for these modifications as debt extinguishments if the terms of the debt have changed substantially. A substantial modification occurs when the discounted future cash flows have changed by more than 10% before and after the modification in the case of the term loans; and if the product of the remaining term and the maximum available credit (i.e. the borrowing capacity) of the new revolver has decreased in relation to the existing line of credit. As a result of the increased interest and principal payments (including payment-in-kind interest) under the term loans and reduction in the maximum borrowing limit for the revolver, the Company has determined that these modifications should be accounted for as an extinguishment of the existing credit facilities effective April 10, 2008. The modified facilities are recorded as new debt instruments at fair value, which equal their face value.

In connection with the modifications of the first and second-lien term debt and the revolving line of credit, considered an early extinguishment of debt, the Company wrote off the remaining unamortized discount and debt issuance costs of $6,036,000, and expensed as debt extinguishment loss $758,000 in amendment fees paid to lenders and $1,514,000 of “payment-in-kind” interest added to the new debt, resulting in a total charge of $8,308,000 in connection with this debt extinguishment. Additionally, the Company capitalized $327,000 of deferred financing costs related to the new credit agreements, which will be amortized over their remaining terms. Under the amended senior credit facility agreement, all net proceeds from any future sale of one or more of the Company’s IPAs are to be used to prepay the outstanding balance of the first lien debt (see Note 4).

Interest Rate Swaps

As required by the $53 million credit facility, on May 16, 2007, the Company entered into a $48 million interest rate swap, to effectively convert the variable interest rate (the LIBOR component) under the original credit facility to a fixed rate of 5.3%, plus the applicable margin per year throughout the term of the loan. This interest rate swap remains in effect even though the related term loan was repaid in August 2007.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

In addition to the pre-existing $48,000,000 interest rate swap described above, on September 5, 2007, the Company entered into a separate interest rate swap agreement for the incremental debt, initially totaling $97,750,000, to effectively convert the variable interest rate (the LIBOR component) under the incremental portion of the original $155 million credit facility to a fixed rate of 5.05%, plus the applicable margin, per year, throughout the term of the loan. The notional amounts of these interest rate swaps are scheduled to decline as the principal balances owing under the term loans decline. Under these swaps, the Company is required to make quarterly fixed-rate payments to the swap counterparties calculated on the notional amount of the swap and the interest rate for the particular swap, while the swap counterparties are obligated to make certain monthly floating rate payments to the Company referencing the same notional amount. These interest rate swaps effectively fix the weighted average annual interest rate payable on the term loans to 5.13%, plus the applicable margin. Notwithstanding the terms of the interest rate swap transactions, the Company is ultimately obligated for all amounts due and payable under its credit facilities.

The interest rate swap agreements were designated as cash flow hedges of expected interest payments on the term loans with the effective date of the $48,000,000 swap being December 31, 2007 and the effective date of the $97,750,000 swap being September 6, 2007. Prior to the hedge effective dates, all mark-to-market adjustments in the value of the swaps were charged to expense. After the hedge effective date, the effective portions of the fair value gains or losses on these cash flow hedges were recorded as a component of other comprehensive income, net of tax, to be subsequently reclassified into earnings when the forecasted transaction affects earnings. Effective April 1, 2008, the Company elected to discontinue hedge accounting. Changes in the fair value of the interest rate swaps after March 31, 2008 are recorded as other income or expense. Total net gain (loss) on the interest rate swaps included in earnings for the fiscal years ended September 30, 2008 and 2007 were approximately $3,096,000 and $(868,000), respectively. The effective portion of the swaps of approximately $5.4 million, after tax, that was recorded in other comprehensive income through March 31, 2008 will continue to be amortized as expense over the remaining life of the swaps. Approximately $491,000 was amortized to expense from April 1, 2008 through September 30, 2008.

Scheduled payments under current and long-term debt, inclusive of the $7,100,000 owing on the revolving credit facility (due in 2009), are as follows, as of September 30, 2008:

2009	$12,100,000
2010	5,000,000
2011	5,000,000
2012	5,000,000
2013 and thereafter	116,920,730
Total minimum payments	$144,020,730

The scheduled maturities above do not include mandatory principal payments based on 50% of excess cash flows from operations (as defined) since such amounts cannot be reasonably determined in advance.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity

2008 Omnibus Equity Incentive Plan

On August 13, 2008, the Company’s stockholders adopted the 2008 Omnibus Equity Incentive Plan (“2008 Plan”). The 2008 Plan, which replaces the 1998 Plan, permits a variety of equity programs designed to provide flexibility in implementing equity awards, including incentive stock options (“ISO”), non-qualified stock options (“NQSO”), restricted stock grants, stock appreciation rights (“SAR”) and performance based awards to employees, directors and outside consultants as determined by the Compensation Committee of the Board of Directors (the “Committee”).

The maximum number of shares of Common Stock allocated to the 2008 Plan and reserved to satisfy awards under the 2008 Plan is 4,000,000. The maximum number of shares that may be included in Awards to any participant within a 12 month period is 500,000. Awards may not be granted under the 2008 Plan after the tenth anniversary of the approval of the 2008 Plan, but awards granted prior to such anniversary may extend beyond such date. Once granted, options and stock appreciation rights may not be repriced. Grants of awards to a non-employee member of the Board at the time of grant must be made pursuant to formulas established by the Board before such grant.

Under the terms of the 2008 Plan, the exercise price of ISO may not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant and, if granted to a shareholder owning more than 10% of the Company’s Common Stock, then not less than 110%. Stock options granted under the 2008 Plan have a maximum term of 10 years from the grant date, and will be exercisable at such time and upon such terms and conditions as determined by the Committee. Stock options granted to employees generally vest over four years while options granted to directors and consultants typically vest over a shorter period, subject to continued service. In the case of an ISO, the amount of the aggregate fair market value of Common Stock (determined at the time of grant) with respect to which ISO are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

The base price, above which any appreciation of the SAR issued under the 2008 Plan is measured, will in no event be less than 100% of the fair market value of the Company’s stock on the date of grant of the SAR or, if the SAR is granted in tandem with a stock option, the exercise price under the associated option. The restrictions imposed on shares granted under a restricted stock award will lapse in accordance with the vesting requirements specified by the Committee in the award agreement. Such vesting requirements may be based on the continued service of the participant with the Company for a specified time or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a restricted stock award are not satisfied prior to the termination of the participant’s service, the unvested portion of the award will be forfeited and the shares of Common Stock subject to the unvested portion of the award will be returned to the Company.

During August 2008, 2,001,250 options were issued under the 2008 Plan, of which 500,000 were granted to Samuel S. Lee in connection with his employment as the Chief Executive Officer of the Company and 1,456,250 options outside of the 2008 Plan were granted to Samuel S. Lee. During August 2008, 200,000 shares of restricted stock were issued under the 2008 Plan to Mike Heather in connection with his employment as Chief Financial Officer of the Company. During September 2008, a total of 30,000 shares of restricted stock were issued to outside directors of the Company. As of September 30, 2008, there were 1,768,750 shares available for future grants under the 2008 Plan.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity (Continued)

1998 Stock Option Plan

The Company’s 1998 Stock Option Plan (“1998 Plan”), as amended, provided for a continuous pool of 2,040,000 shares of the Company’s Common Stock for allocation to previously issued and outstanding or exercised stock option awards under the Plan. Options granted under the 1998 Plan may be qualified incentive stock options or non-qualified stock options and each grant is evidenced by a written stock option agreement. The exercise price to be paid for shares upon exercise of each option granted under the 1998 Plan is determined by the Board of Directors at the time the option is granted, but may not be less than the fair market value of the stock, as determined on the date of grant. The maximum term of each option is ten years. The aggregate fair market value of shares of Common Stock with respect to which qualified incentive stock options are exercisable for the first time by any single optionee in any calendar year is limited to $100,000. Qualified options have a term of five years, with vesting schedules determined by the Compensation Committee.

An option granted under the 1998 Plan terminates 90 days after the holder ceases to be employed by the Company, except in the case of death or disability. In the case of death or disability, the option may be exercised within twelve months by the holder or the holder’s legal representative, executor, administrator, legatee or heirs, as the case may be. The terms of the options granted outside of the 1998 Plan are substantially similar to the terms of the non-qualified options issued under the 1998 Plan, except that 300,000 options were granted to Mike Heather as Chief Financial Officer (“CFO”), provide that if Mr. Heather leaves the employ of the company, he will be able to exercise the options for up to three years after his separation from the Company.

In conjunction with the adoption of the 2008 Plan, effective August 13, 2008, additional equity awards under the 1998 Plan have been discontinued and new equity awards are being granted under the 2008 Plan. Remaining authorized shares under the 1998 Plan that were not subject to outstanding awards as of August 13, 2008, were canceled on August 13, 2008. The 1998 Plan will remain in effect as to outstanding equity awards granted under the 1998 Plan prior to August 13, 2008.

Outstanding Stock Options and Stock Option Activity

Option Activities

A summary of option activity for the years ended September 30 2008 and 2007 is as follows:

	2008		2007
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	2,249,906	$4.57	2,812,247	$4.15
Granted	3,457,500	$2.42	249,805	$5.49
Exercised	(380,000)	$3.16	(761,315)	$3.24
Forfeited	(239,769)	$5.54	(50,831)	$5.52
Expired	—	—	—	—
Outstanding, end of year	5,087,637	$3.17	2,249,906	$4.57
Exercisable, end of year	2,180,912	$3.69	2,163,803	$4.55
Price range	$2.40 - $7.15		$3.00 - $7.15

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity (Continued)

The aggregate intrinsic value of stock options outstanding and exercisable at September 30, 2008 was approximately $323,000 and $126,000, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for those awards that have an exercise price currently below the quoted market price.

Stock-based compensation expense recognized in fiscal 2008 and 2007 related to stock options under the fair value method was approximately $1,369,000 and $509,235, respectively. During the years ended September 30, 2008 and 2007, options were exercised for cash proceeds of approximately $1,200,000 and $1,416,000, respectively. The aggregate intrinsic value of the gross option shares exercised in fiscal 2008 and 2007 was approximately $742,000 and $1,655,000, respectively. $115,000 in tax benefits were recorded for options exercised in 2007 and none for 2008.

At September 30, 2008, there were 2,151,628 in unvested options. Compensation expense of approximately $1,200,000 for the unvested options will be recognized ratably over the remaining vesting period. The weighted average remaining contractual life of stock options outstanding at September 30, 2008 was 48 months.

Fair Value Assumptions

The weighted average grant date fair value (determined using Black Scholes option pricing model) of options granted was $0.58 and $2.81 in 2008 and 2007, respectively. Fair value for options granted during the year ended September 30, 2008 and 2007 was estimated with the following weighted average assumptions:

	2008	2007
Market price of the Company’s common stock on the date of grant	$2.40	$5.20 - 5.81
Weighted average expected life of the options	3.25 years	5 years
Risk-free interest rate	2.70%	4.67% - 4.75%
Weighted average expected volatility	29.30%	53.21%
Dividend yield	0.00%	0.00%

Expected Term—The expected term of options granted represents the period of time that they are expected to be outstanding. The Company has adopted the “simplified method” of determining the expected term for “plain vanilla” options, as allowed under Staff Accounting Bulletin (SAB) No. 107. The “simplified method” states that the expected term is equal to the sum of the vesting term plus the contract term, divided by two. “Plain vanilla” options are defined as those granted at-the-money, having service time vesting as a condition to exercise, providing that non-vested options are forfeited upon termination and that there is a limited time to exercise the vested options after termination of service, usually 90 days, and providing the options are non-transferable and non-hedgeable. We will continue to gather additional information about the exercise behavior of participants and will adjust the expected term of our option awards to reflect the actual exercise experience when such historical experience becomes sufficient.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity (Continued)

Expected Volatility—The Company estimates the volatility of the common stock at the date of grant based on the average of the historical volatilities of a group of peer companies. Since the Company’s shares did not become publicly traded until May 2005, management believes there is currently not enough historical volatility data available to predict the stock’s future volatility. The Company has identified a group of comparable companies to calculate historical volatility from publicly available data for sequential periods approximately equal to the expected terms of the option grants. In selecting comparable companies, management considered several factors including industry, stage of development, size and market capitalization.

Risk-Free Interest Rate—The Company bases the risk-free interest rate on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms.

Dividends—The Company has never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Forfeitures—Share based compensation is recognized only for those awards that are ultimately expected to vest. Compensation expense, is recorded net of estimated forfeitures. Those estimates are revised in subsequent periods if actual forfeitures differ from those estimates. The Company used historical data since May 2005 to estimate pre-vesting option forfeitures for all our employees on a combined basis.

Restricted Stock Award Activities

On August 15, 2008, upon receipt of stockholder approval, the Company finalized the grant of 200,000 shares of restricted stock under the 2008 Plan to Mike Heather previously committed in connection with his employment as the Chief Financial Officer of the Company. Two-thirds of the shares were vested at the time of issuance and the final third will vest on June 14, 2009. This resulted in $344,000 of stock based compensation expense, which was recorded in Prospect Medical Holdings Inc. for the year ended September 30, 2008. Compensation of approximately $136,000 for the 66,667 in unvested restricted stocks will be recognized ratably over the remaining vesting period.

Warrants

In 2000, the Company issued warrants to purchase 480,461 shares of the Company’s common stock at $5.00 per share to certain shareholders. The shareholders paid cash or converted outstanding loans in order to receive the warrants. The warrants were exercisable on January 31, 2002 and expired on January 31, 2007. No value was assigned to the issuance of these warrants as the exercise price exceeded the fair value of the underlying stock, estimated at $1.25 to $2.00 per share during this period, and there was either no or only nominal trading activity in the stock. Consequently, the Company determined that the fair value of the warrants was de minimis. All of these warrants were exercised in January 2007, resulting in net proceeds totaling $786,162.

In conjunction with a March 2004 Private Placement, the Company issued warrants to purchase 659,409 shares of the Company’s common stock at $1.00 per share, as a promotional fee. These warrants are exercisable at any time and expire on September 19, 2010. 100,000 and 369,210 of these warrants were exercised on November 3, 2004 and on September 18, 2008, respectively.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Stockholders’ Equity (Continued)

In addition to the $1.00 warrants discussed above, the Company also issued warrants to purchase 453,047 shares of common stock at an exercise price of $5.50 to the investors of the Private Placement. These warrants expire in March, 2014.

On June 15, 2004, the Company issued warrants to purchase a total of 22,727 shares of common stock at a price of $5.50 per share to New Capital Advisors. These warrants were issued for services provided in connection with the March 2004 Private Placement, are exercisable at any time, and expire on June 15, 2011.

11. Commitments and Contingencies

Leases

The Company leases an office facility partly owned by a shareholder of the Company (see Note 7) and various office facilities and equipment from third parties under non-cancelable operating and capital lease arrangements expiring at various dates through 2014. Operating leases contain rent escalation clauses and renewal options. Capital leases bear interest at rates ranging from 7% - 18% per annum.

The future minimum annual lease payments and anticipated sublease income required under such leases in effect at September 30, 2008 are as follows:

	Non-Related Entities
Years ending September 30,	Capital Leases	Operating Leases	Operating Leases, Sublease Income	Operating Leases, Related Entities	Total Operating Leases, net
2009	$485,590	$2,078,438	$(185,566)	$483,624	$2,376,496
2010	364,031	1,806,098	(190,189)	506,410	2,122,319
2011	97,676	953,210	(79,267)	531,474	1,405,417
2012	43,363	523,546	(83,230)	558,247	998,563
2013 and thereafter	7,227	1,054,680	(6,979)	1,351,187	2,398,888
Total minimum lease payments	$997,887	$6,415,972	$(545,231)	$3,430,942	$9,301,683
Less amounts representing interest	(215,015)
	782,872
Less current portion	(340,681)
	$442,191

Consolidated rent expense for fiscal 2008 and 2007 was approximately $3,644,000 and $2,214,000, respectively. Included in rent expense for these periods was sublease income of $20,400 and zero, respectively, which was recorded as a reduction to rental expense.

Seismic Retrofit

Alta is required to comply with the Hospital Seismic Safety Act (SB1953), which regulates the seismic performance of all aspects of hospital facilities in California. SB1953 imposes near-term and long-term compliance deadlines for seismic safety assessment, submission of corrective plans, and the

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Commitments and Contingencies (Continued)

retrofitting or replacement of medical facilities to comply with current seismic standards. These requirements can result in significant operational changes and capital outlays. Management is continuing to assess its options and the methods of financing the retrofit. Based on management’s evaluation, the renovation needs to comply with the California seismic safety standards for its acute-care facilities, including asbestos abatement and are not estimable at this time.

Regulatory Matters

Laws and regulations governing the Medicare program and health care generally are complex and subject to interpretation. Prospect and its affiliates believe that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

The Company’s affiliated physician organizations must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the California Department of Managed Health Care. TNE is defined as net assets, less intangibles and amounts due from affiliates, plus subordinated obligations. At September 30, 2008, the Company and the affiliated physician organizations were in compliance with these regulatory requirements.

Trading Suspension

Following non-timely filing of the Company’s Form 10-K for the fiscal year ended September 30, 2007, the American Stock Exchange (now NYSE Alternext US) suspended trading of the Company’s common stock, effective January 16, 2008. Following filing of the Company’s Form 10-K and subsequent Forms 10-Q, trading of the Company’s shares was resumed, effective June 18, 2008.

Litigation

The Company and its affiliated physician organizations and hospitals are parties to various legal actions arising in the ordinary course of business. The Company believes that any potential liability, if any, under these claims will not have a material adverse effect on the consolidated financial position, results of operations, or cash flows.

12. Defined Contribution Plan

Each of the Company, ProMed and Alta sponsor a defined contribution plan covering substantially all employees who meet certain eligibility requirements. Under these plans, employees can contribute up to 15% of their annual compensation. Employer contributions vest immediately. Beginning January 1, 2006, the Company changed matching under the Prospect plan from 25% of the first 4% contributed, to 100% of the first 3% and 50% of the next 2% contributed. Under the ProMed plan, the Company provides a match of 50% up to 6% contributed which vests equally over five years. There is currently no company match under the Alta plan. The Company is currently evaluating alternatives for combining one or more of these plans. The total expense under the plans was approximately $39,000 in 2008 and $312,000 in 2007.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Incurred but Not Reported Claims Reserves

The following table presents the roll-forward of incurred but not reported, or IBNR, claims reserves as of and for the periods indicated:

	Year ended September 30,
	2008	2007
IBNR as of beginning of year	$21,405,960	$10,130,000
IBNR acquired in business combinations	—	6,537,525
Health care claim expenses incurred during the year:
Related to current year	79,173,614	63,242,404
Related to prior year	(1,995,586)	(153,740)
Total incurred	77,178,028	63,088,664
Health care claims paid during the year:
Related to current year	(59,632,614)	(48,517,516)
Related to prior year	(18,470,994)	(9,832,713)
Total paid	(78,103,608)	(58,350,229)
IBNR as of end of year	$20,480,380	$21,405,960

Amounts exclude charges in medical claims and benefits payable related to the AV Entities which are reported in discontinued operations.

Following is a reconciliation of managed care cost of revenues per the Consolidated Statements of Operations to healthcare claims expense reflected in the preceding table:

	Consolidated Year ended September 30,
	2008	2007
Capitation expense	$79,120,605	$54,647,235
Fee-for-service claims expense	77,178,028	63,088,664
Other physician compensation	4,545,667	731,411
Other cost of revenues	(1,936,988)	1,189,554
Total cost of revenues	$158,907,312	$119,656,864

14. Joint Venture

As discussed at Note 1, the Company and an unrelated third party, AMVI/IMC Health Network, Inc. (“AMVI”) formed a joint venture to initially service Medi-Cal (Medi-Cal is the California Medicaid program) members under the CalOPTIMA program in Orange County, California. Healthy Families and OneCare members were subsequently added to the joint venture arrangement. The Company does not consolidate the joint venture. The Company includes in its financial statements only the net results attributable to those enrollees specifically identified as assigned to it, together with the management fee that it charges the joint venture partner for managing those enrollees specifically assigned to AMVI. Costs incurred by the Company in managing the joint venture are included in general and administrative expenses in the accompanying consolidated financial statements. As of

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Joint Venture (Continued)

September 30, 2008 and 2007, the amounts due to the joint venture of approximately $732,000 and $1,913,000, respectively, which represent advance capital distributions from the joint venture, were included in accounts payable and other accrued liabilities in the accompanying consolidated financial statements.

Under the OneCare contract, the Company was required, through December 31, 2006, to pay medical costs of at least equal to 85% of the capitation revenue.

Effective January 1, 2007, the MediCal and Healthy Family enrollees under the CalOPTIMA contract were reassigned from the AVMI/Prospect Joint Venture directly to Prospect Medical Group. As a result, revenues and service costs related to these enrollees, which were previously included in income from unconsolidated joint venture, are reported as capitation revenue and medical costs, respectively, beginning in the second fiscal quarter of 2007.

Summarized unaudited financial information for the unconsolidated joint venture at September 30, 2008 and 2007 and for each of the years then ended is as follows:

	2008	2007
Cash	$1,380,142	$997,685
Receivables	1,567,294	3,350,465
Total assets	$2,947,436	$4,348,150
Accrued medical claims	$940,464	$2,648,103
Other payables	809,478	560,272
Other partner’s capital	1,196,494	1,138,775
Prospect’s capital	1,000	1,000
Total liabilities and partners’ capital	$2,947,436	$4,348,150
Revenues	$8,190,441	$9,943,925
Income before income taxes	$2,283,999	$3,042,324
Prospect’s equity income	$2,562,839	$2,663,544
Management fees earned by Prospect	$468,348	$592,193

15. Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” provides disclosure guidelines for segments of a company based on a management approach to defining reporting segments.

With the acquisition of Alta in August 2007, the Company’s operations are now organized into three reporting segments: (i) IPA Management—which is comprised of the Prospect and ProMed reporting units, provides management services to affiliated physician organizations that operate as independent physician associations (“IPAs”) or medical clinics; (ii) Hospital Services—which owns and operates four community-based hospitals—Los Angeles Community Hospital, Hollywood Community Hospital, Norwalk Community Hospital and Van Nuys Community Hospital and (iii) Corporate.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Segment Information (Continued)

Corporate represents expenses incurred in Prospect Medical Holdings, Inc. (the “Parent Entity”), which were not allocated to the reporting segments.

The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company evaluates financial performance and allocates resources primarily based on earnings from continuing operations before interest expense, interest income, income taxes, depreciation and amortization, as well as income or loss from operations before income taxes, excluding infrequent or unusual items.

The reporting segments are strategic business units that offer different services within the healthcare continuum. Business in each reporting segment is conducted by one or more direct or indirect wholly-owned subsidiaries of the Company. Each of these subsidiaries has separate governing bodies.

The following table summarizes certain information for each of the reporting segments regularly provided to and reviewed by the chief operating decision maker as of and for the years ended September 30, 2008 and 2007:

	As of and for the Fiscal Year Ended September 30, 2008
	IPA Management	Hospital Services	Corporate(1)	Intersegment Eliminations	Consolidated
Revenues from external customers	$202,843,721	$126,692,318	$—	$—	$329,536,039
Intersegment revenues	—	—	—	—	—
Total revenues	202,843,721	126,692,318	—	—	329,536,039
Operating income (loss)	13,172,731	25,571,943	(15,093,537)	—	23,651,136
Investment income	(254,091)	—	(361,625)	—	(615,716)
Interest expense and amortization of deferred financing costs	—	167,590	22,173,160	—	22,340,750
Gain on interest rate swap arrangements	—	—	(3,095,549)	—	(3,095,549)
Loss on debt extinguishment	—	—	8,308,466	—	8,308,466
Income (loss) from continuing operations before income taxes	$13,426,822	$25,404,353	$(42,117,988)	$—	$(3,286,813)
Identifiable segment assets	$84,205,564	$195,752,644	$17,109,810	$—	$297,068,018
Segment capital expenditures, net of dispositions	$(39,120)	$1,143,060	$—	$—	$1,103,940
Segment goodwill	$22,338,519	$106,538,715	$—	$—	$128,877,234

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Segment Information (Continued)

	As of and for the Fiscal Year Ended September 30, 2007
	IPA Management(1)	Hospital Services	Corporate(1)	Intersegment Eliminations	Consolidated
Revenues from external customers	$146,975,969	$15,583,040	$—	$—	$162,559,009
Intersegment revenues	—	—	—	—	—
Total revenues	146,975,969	15,583,040	—	—	162,559,009
Operating income (loss)	(24,134,662)	2,830,923	(6,235,517)	—	(27,539,256)
Investment income	(161,748)	—	(934,804)	—	(1,096,552)
Interest expense and amortization of deferred financing costs	15,207	14,753	5,018,957	—	5,048,917
Loss on interest rate swap arrangements	—	—	868,480	—	868,480
Income (loss) from continuing operations before income taxes	$(23,988,121)	$2,816,170	$(11,188,150)	$—	$(32,360,101)
Identifiable segment assets	$83,897,145	$195,653,073	$15,796,057	$—	$295,346,275
Segment capital expenditures, net of dispositions	$848,215	$51,723	$16,475	$—	$916,413
Segment goodwill	$22,623,230	$106,498,704	$—	$—	$129,121,934

(1) Prospect Medical Holdings, Inc. files a consolidated tax return and allocates costs for shared services and corporate overhead to each of the reporting segments. All acquisition-related debt, including those related to the IPA Management and Hospital Services segment, is recorded at the Parent entity level. As such, the Company does not allocate interest expense, gain or loss on interest rate swaps and loss on debt extinguishment to each of the reporting segments.

(2) Prospect Medical Group (which serves as a holding company for other affiliated physician organizations and is itself an affiliated physician organization) files a consolidated tax return. The consolidated tax provision (benefit) is recorded as part of the IPA Management reporting segment.

(3) During fiscal 2008, the Company incurred approximately $1,383,000 in costs related to the restatement of Alta’s pre-acquisition financial statements, preparation of SEC filings and the related special investigation by the Company’s audit committee, which was completed in March 2008. These expenses are included in general and administrative expenses of the Parent Entity. In connection with the forbearance and modification of its outstanding term debt and revolving line of credit, in fiscal 2008, the Company incurred approximately $2,835,000 in forbearance related fees which are included in the operating results of the Parent Entity. In fiscal 2008, the Company also wrote off the remaining unamortized discount and debt issuance costs relating to the early extinguishment of the outstanding first and second-lien term debt and revolving line of credit, totaling approximately $6,036,000 and expensed $2,272,000 in amendment fees paid to the lenders, resulting in an aggregate loss of $8,308,000 in connection with this debt extinguishment. Included in general and administrative expenses of the Parent Entity were executive bonuses, totaling approximately $635,000, employee stock compensation expense totaling approximately $1,369,000, and severance obligation under Dr. Jacob Terner’s employment agreement totaling approximately $1,257,200 in fiscal 2008.

(4) Certain prior year amounts have been reclassed to conform to fiscal 2008 presentation.

16. Subsequent Event (unaudited)

Effective November 26, 2008, Arthur Lipper, M.D. replaced Dr. Saguil as the nominee shareholder of Prospect Medical Group and in all officer and director positions held by Dr. Saguil. Effective November 26, 2008, Dr. Lipper was also appointed to serve as a Vice-President of PMH and of each of our direct and indirect subsidiaries other than Alta. Dr. Saguil previously replaced Dr. Terner in these positions on August 8, 2008.

PROSPECT MEDICAL HOLDINGS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Balance at the beginning of the year	Acquired (Divested) in Business Combinations	Charges to operations	Deductions	Balance at the end of the year
Allowance for Doubtful Accounts
Year ended September 30, 2008	$5,079,000	$(658,000)	$5,681,000	$(6,213,000)	$3,891,000
Year ended September 30, 2007	$509,000	$6,314,000	$1,019,000	$(2,763,000)	$5,079,000
Valuation allowance for deferred tax assets
Year ended September 30, 2008	$782,852	$—	$1,370,678	$—	$2,153,530
Year ended September 30, 2007	$400,000	$382,852	$—	$—	$782,852